                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                                eCAL CORPORATION

             (Exact name of registrant as specified in its charter)

  Pennsylvania                    7379                     23-2908865
 (State or other      (Primary Standard Industrial      (I.R.S. Employer
 jurisdiction of      Classification Code Number)    Identification Number)
 incorporation or
  organization)
                          234 North Columbus Boulevard
                        Philadelphia, Pennsylvania 19106
                                 (215) 574-4900
    (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                                 --------------
                               Richard A. Rasansky
                      President and Chief Executive Officer
                                eCal Corporation
                          234 North Columbus Boulevard
                        Philadelphia, Pennsylvania 19106
                                 (215) 574-4900

    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 --------------
                                   Copies to:
     Richard J. Busis, Esq.                          Christopher T. Jensen, Esq.
  Christopher D. McDemus, Esq.                        Stephanie M. Gulkin, Esq.
       Cozen and O'Connor                            Morgan, Lewis & Bockius LLP
       1900 Market Street                                  101 Park Avenue
Philadelphia, Pennsylvania 19103                         New York, NY 10178
         (215) 665-2000                                     (212) 309-6000

     Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                                 --------------
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
===============================================================================

Title of Each Class of               Proposed Maximum            Amount of
Securities to be Registered    Aggregate Offering Price(1)    Registration Fee
-------------------------------------------------------------------------------
Common Stock, $.01 par value
 per share                           $75,000,000                  $19,800
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                          -----------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

SUBJECT TO COMPLETION -- April 11, 2000

Prospectus

                        , 2000

[LOGO for:]

eCal Corporation

____________ Shares of Common Stock

Proposed Symbol & Market:	The Offering:

ECAL/Nasdaq National Market	We are offering __________ shares of our common stock.
We have granted the underwriters an option to purchase up to an additional ____________ shares from us to cover over-allotments.
This is our initial public offering, and no public market currently exists for our shares.
We anticipate that the initial public offering price will be between $___ and $___ per share.

This investment involves risk. See "Risk Factors" beginning on page 5.

	Per Share	Total

Public offering price:	$	$

Underwriting discounts:

Proceeds, before expenses, to us:

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Donaldson, Lufkin & Jenrette

                U.S. Bancorp Piper Jaffray

                                C.E. Unterberg, Towbin

                                                 Jefferies & Company, Inc.

                                                                         DLJdirect Inc.

TABLE OF CONTENTS

Page

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Financial Data
Pro Forma Financial Information
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Party Transactions
Principal Shareholders
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements

        eCalTM is a trademark and eCAPISM, eCalNow!SM, Virtually EverywhereSM and the eCal logo are service marks of eCal Corporation. All other trade names, trademarks, registered trademarks and service marks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that may be important to you. We urge you to read the entire prospectus before deciding to invest in shares of our common stock.

eCal Corporation

Our Business

        We have developed a leading Internet-based solution for the management and communication of time-sensitive personal, business and group information and events. Our solution, which we refer to as the eCal platform, provides our customers and their users with extensive calendar and communications functionality enhanced by Web-enabled features such as group scheduling and collaboration, access to comprehensive events directories, remote accessibility and wireless connectivity. Our customers include Web sites, which use the eCal platform to attract and retain users, and enterprises, which use the eCal platform to improve group communications, scheduling and collaboration for their employees and customers. Since the launch of the eCal platform in February 1999, we have signed contracts with over 100 customers. We derive our revenues primarily from application hosting fees paid by our customers. We have offices in seven cities and over 180 employees, including 45 in sales and marketing.

        We provide the eCal platform using an application service provider (ASP) model whereby we host and maintain our platform for our customers, allowing them to benefit from faster implementation times, decreased total cost of ownership and the ability to focus on their core competencies. We are not a portal or destination site; instead, we have developed the eCal platform with an open architecture that can be seamlessly integrated into our customers' Internet, intranet or extranet environments. Our customers have the ability to customize the appearance, features and functions of the eCal platform in order to preserve the look, feel and brand identity of their Web sites.

        We have strategic partnerships with Nokia, Reuters and Net2Phone, all of which have invested in us, to expand the functionality and reach of the eCal platform. We are jointly developing applications designed to deliver relevant, time-sensitive information to multiple types of devices. We believe that strategic partnerships enable us to more quickly extend the capabilities of the eCal platform to deliver information beyond personal computers to other traditional and wireless devices, including telephones, personal digital assistants (PDAs), pagers and other Internet appliances. We believe that users will value the ability to obtain information from the eCal-powered scheduling and communications platform at any time and from Virtually EverywhereSM.

Market Opportunity

        The growth in the amount of information available and the frequency of communications delivered on a daily basis through PCs and other Internet-enabled devices has made it imperative for individuals to find ways to effectively organize and incorporate relevant, time-sensitive information into their personal and professional lives. Web-based personal information management applications have recently emerged to improve upon the functionality and accessibility offered by desktop personal information managers (PIMs) and PDAs. We believe this need to access and organize data from the Internet on a real-time basis, in conjunction with enhanced individual and group scheduling capabilities, will drive the growth of Web-based calendar solutions.

Our Strategy

        Our objective is to capitalize on our proprietary technology and market position to establish the eCal platform as the industry standard for managing, delivering and sharing time-sensitive personal and business information.

The key elements of our strategy are to:

  Deliver Internet infrastructure solutions.  We designed our core technology to meet the calendar and communications infrastructure needs of our customers. The eCal platform can be seamlessly embedded into and support any customer's Web strategy, without any brand dilution. We are not an independent destination or portal site marketed directly to end users. We offer the various components of our platform individually or bundled together to meet each customer's specific requirements.
  Quickly gain Web site market share.  We have executed contracts with more than 100 Web site customers. We will continue to expand our direct and indirect sales channels to target additional Web site customers.
  Expand sales efforts for enterprise customers.  We recently began to expand our direct sales efforts to target major corporations and other large enterprises. We believe these customers are rapidly embracing Web-based solutions and can benefit significantly from the enhanced group communications and collaboration features of the eCal platform.
  Expand sales efforts to international markets.  We opened an office in London and plan to open an office in Asia in the near future and in Latin America before the end of the year to address anticipated international demand for the eCal platform.
  Target smaller Web sites.  We recently launched eCalNow!SM to address the market opportunity represented by small but active Web sites. We expect to significantly increase our market reach through eCalNow!SM.
  Continue to develop strategic alliances to strengthen our market position.  We have entered into strategic alliances with Nokia, Reuters and Net2Phone, all of which have invested in us. We intend to develop other strategic relationships to enhance our platform and accelerate its use.

  Virtually EverywhereSM.  We believe that our services should be accessible from virtually any Internet-enabled device. We have developed the capability for users to access our services from devices such as the Palm VII and advanced mobile phones using wireless access protocol (WAP) technologies.

  Extend our technology leadership.  We plan to continue to expand the features and benefits of our platform, including further enhancements of eCAPISM, our proprietary application programming interface.

Recent Developments -- Acquisition of iPing

        We have recently agreed to acquire iPing, Inc., which develops and markets a proprietary, Internet telephony-based notification platform that delivers, via telephone, scheduled or event-triggered voice notifications and reminders. We believe this acquisition will enhance the connectivity of the eCal platform to traditional and wireless phones. We are embedding iPing's technology into our appointment and reminder functionality to allow users to send time-sensitive or event-triggered information on their eCal-powered calendars directly to any phone number. We plan to market and sell customized iPing solutions both as part of our platform and as a stand-alone service. For example, TD Waterhouse has recently licensed the iPing service to provide its customers with telephone notifications when an order has been executed on selected stock transactions. We are also integrating functionality to allow users to interact with these notifications during the call.

General Information

        We were incorporated in Pennsylvania on June 17, 1997. Our executive offices are located at 234 North Columbus Boulevard, Philadelphia, Pennsylvania 19106 and our telephone number is (215) 574-4900. We maintain World Wide Web sites at www.eCal.com and www.eCalNow.com. Information contained on our Web sites does not constitute part of this prospectus.

        Unless otherwise indicated, all share and per share information in this prospectus:

  reflects conversion of all outstanding preferred stock into common stock, which will occur upon the closing of this offering; and

  assumes no exercise of the underwriters' over-allotment option.

The Offering

Common stock offered	______________ shares
Common stock to be outstanding
after this offering	______________ shares
Use of proceeds	We intend to use the net proceeds of this offering for product development, expansion of our sales and marketing staff and activities, capital expenditures, working capital and other general corporate purposes.
Proposed Nasdaq National
Market Symbol	ECAL

        The number of shares of common stock to be outstanding after this offering is based on 10,333,446 shares outstanding as of April 10, 2000 and 3,557,630 shares of common stock to be issued upon conversion of our outstanding preferred stock in connection with this offering and excludes:

  1,557,753 shares of our common stock to be issued upon the closing of the iPing acquisition;
  warrants to purchase an aggregate of 426,572 shares of common stock at a weighted-average exercise price of $4.38 per share;

  a warrant to purchase 210,000 shares of preferred stock at an exercise price of $3.00 per share;

  5,192,410 shares of common stock issuable upon exercise of options that have been granted under our 1998 Stock Option Plan at a weighted-average exercise price of $3.56 per share; and

  _________ shares of common stock reserved for issuance under our stock option plans.

SUMMARY FINANCIAL DATA

        The following data should be read in conjunction with our financial statements and the accompanying notes, the financial statements of iPing, Inc., our pro forma financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus. Our pro forma statements of operations data for the year ended December 31, 1999 have been prepared to reflect our acquisition of iPing as if the acquisition had occurred on January 1, 1999. Our pro forma balance sheet data as of December 31, 1999 have been prepared to reflect our acquisition of iPing as if the acquisition occurred on December 31, 1999.

	June 17, 1997
	(inception)	Year ended December 31,
	through
	December 31,			Pro Forma
	1997	1998	1999	1999
Statements of Operations Data:
Revenues	$ --	$ 727	$ 478,406	$478,406
Cost of revenues	--	--	1,195,626	1,271,207

Gross profit (loss)	--	727	(717,220)	(792,801)
Operating expenses	273,356	946,549	7,753,760	14,872,711

Loss from operations	(273,356)	(945,822)	(8,470,980)	(15,665,512)
Net interest income (expense)	(2,057)	(8,032)	34,588	39,778

Net loss	$ (275,413)	$ (953,854)	$ (8,436,392)	$(15,625,734)

Net loss applicable to common shareholders	$(275,413)	$(953,854)	$(8,814,117)	$(16,003,459)

Basic and diluted net loss per share applicable to common shareholders	$ (0.05)	$ (0.13)	$ (0.95)	$(1.48)

Basic and diluted weighted-average shares outstanding	6,055,346	7,343,070	9,288,892	10,846,645
Pro forma basic and diluted net loss per share applicable to common shareholders(1)			$(0.86)	$(1.37)

Pro forma basic and diluted weighted-average shares outstanding(1)			9,824,506	11,382,259

	December 31, 1999

		Pro Forma
	Actual	As Adjusted(2)
Balance Sheet Data:
Cash and cash equivalents	$4,973,345
Working capital	3,517,339
Total assets	8,041,635
Total debt and capital leases, including current portion	617,307
Redeemable convertible preferred stock	6,398,749
Shareholders' equity (deficit)	(789,021)

(1) Gives effect to the automatic conversion of all preferred stock outstanding as of December 31, 1999 into common stock, as if the conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in weighted average shares of 535,614 used to compute pro forma basic and diluted net loss per share for the year ended December 31, 1999.

(2) Gives effect to the public offering of _____ shares of common stock at an assumed initial public offering price of $____ per share, net of estimated related issuance costs of $_____. Also gives effect to the automatic conversion of all preferred stock outstanding as of December 31, 1999 into 1,503,013 shares of common stock, as if the conversion occurred on December 31, 1999.

RISK FACTORS

        Before you invest in our common stock, you should be aware of various risks, including those described in the risk factors below. This section describes some, but not all, of the risk factors involved in purchasing our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. You should keep these risk factors in mind when you read forward-looking statements elsewhere in this prospectus. Any or all of these risks could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business

Because we have a limited operating history, our business is difficult to evaluate.

        We were incorporated in June 1997 and began marketing our services in February 1999. Accordingly, we have a limited operating history upon which to evaluate our operations and future prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by emerging-growth companies, particularly companies in new and rapidly evolving markets using new and unproven business models. These risks include our failure or inability to:

  continue to successfully develop and distribute the eCal platform and related technologies;
  successfully market our platform to customers, advertisers and end-users; and
  respond to technological developments or service offerings by competitors.

We have a history of losses and may not be able to achieve profits in the future.

        To date, we have not generated enough revenues to cover the substantial amounts we have spent to develop our business. We incurred net losses of approximately $9.7 million during the period from June 17, 1997 (inception) to December 31, 1999. We may never be profitable, or, if we become profitable, we may be unable to sustain profitability. We expect to continue to incur losses for the foreseeable future because we expect to continue to spend significant resources to grow our business. The principal causes of our anticipated future losses are likely to be significant product development and marketing costs as well as investments in expanding our infrastructure to handle the expected increasing use of our platform. For us to make a profit, our revenues and gross profits will need to increase sufficiently to cover increased future costs and expenses. Otherwise, we may never make a profit. In addition, although we have experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of future growth.

Because our quarterly operating results may fluctuate and be below the expectations of analysts and investors, the price of our common stock may vary significantly.

        Fluctuations in our quarterly operating results may be significant due to many factors discussed in this Risk Factors section, some of which are beyond our control. Factors that may adversely affect our operating results include, by way of illustration:

  our ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction;
  our ability, and our customers' abilities, to implement our platform in a timely fashion;
  the announcement or introduction of new products or services by our competitors;
  price competition in our industry;
  the level of use of the Internet and online services;
  our ability to upgrade and develop our products and attract new personnel in a timely and effective manner;
  technical difficulties, system downtime or Internet brownouts;
  the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;
  government regulation; and
  economic conditions specific to the Internet as well as general economic and market conditions.

        It is possible that in future periods our results of operations will be below the expectations of public market analysts and investors. In that event, the price of our common stock would likely decrease. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance.

        We may be unable to achieve our estimated revenues and may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures could hurt our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain unforeseen pricing, service or market decisions, the cost of which could also hurt our business.

Due to competition from multiple sources, including group collaboration software providers, email outsourcing providers and other consumer focused Web-based calendaring companies, we could experience lower operating margins and decreased market share.

        The market for Internet professional services and products is intensely competitive and subject to rapid technological change. We face competition from a number of different types of businesses, including group collaboration software providers, email outsourcing providers and other consumer focused Web-based calendaring companies. For instance, in competing for enterprise customers, we believe group collaboration software provided by companies such as Microsoft, iPlanet (Sun/Netscape alliance), IBM and Novell are solutions traditionally used by enterprises. Email outsourcing providers such as Critical Path also compete with us for Web site and enterprise customers. Some of our current competitors for Web site customers are AnyDay.com, Inc. and Visto Corporation.

        Many of our competitors are larger, more established and have greater name recognition, longer operating histories, greater market presence and greater financial resources than us. As a result, compared to us, our competitors may:

  develop and expand their network infrastructures and service offerings more efficiently or more quickly;
  adapt more swiftly to new or emerging technologies and changes in customer preferences;
  take advantage of acquisition and other opportunities more effectively;
  devote greater resources to the marketing and sale of their products and services; and
  more effectively leverage existing relationships with customers and strategic partners or exploit more recognized brand names to market and sell their services.

        We cannot assure you that competition will not increase from existing competitors, that established or new companies will not enter the market, that pricing policies will not be undertaken by more established companies so as to erode the benefits of our platform, or that we will be able to compete successfully with such existing or new competitors.

We plan to acquire iPing and may make other strategic investments or acquire other businesses, and we may have difficulty integrating these businesses or generating an acceptable return from them.

        Prior to the closing of this offering, we expect to complete the acquisition of iPing, which is described above in "Prospectus Summary -- Recent Developments -- Acquisition of iPing." In addition, as part of our business strategy, we may acquire other assets and businesses principally relating or complementary to our current operations. Any acquisitions that we undertake will be accompanied by the risks commonly encountered in business acquisitions, including, among others:

  our lack of experience in and the difficulty and expense of assimilating the operations and personnel of acquired businesses;
  potential exposure to unknown liabilities of acquired companies;
  diversion of management time and attention and other resources;
  loss of key employees and customers as a result of changes in management;
  the incurrance of amortization expenses; and
  possible dilution to our shareholders.

In addition, geographic distances may make the integration of businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

        In addition to the general problems in integrating and managing the iPing acquisition, we believe that part of the challenge in making the iPing technology commercially viable will be the need to exponentially increase its capacity to handle phone calls. We expect that the scalability of the iPing technology will be an immediate focus and a major challenge. If we are unable to efficiently and cost-effectively scale the iPing technology, we will likely not receive the anticipated benefits that have led us to pursue this acquisition.

Since our customers have not executed long-term contracts with us, our revenues could decline significantly with little or no notice.

        Our agreements with our customers typically have a one-year term and in some cases have termination provisions that allow customers to terminate for reasons beyond our control. As a result, our revenues are difficult to predict and are dependent on our contracts with our customers. There is a risk that a customer may choose not to retain us for an additional term or that the customer will cancel or delay current projects. The non-renewal, delay or cancellation of a significant number of our contracts would harm our business, even though such non-renewal, delay or cancellation could be related to the general business or financial condition of the particular customer and be unrelated to our platform.

If we lose the services of members of management or employees who possess specialized market knowledge or technology skills, we may not be able to replace them and our business may suffer.

        We are dependent upon the continuing services of our executive management team, including in part, Richard A. Rasansky, our founder, President and Chief Executive Officer, William J. Conners, Jr., our Chief Operating Officer and Executive Vice President, Sales and Marketing, Leet Denton, our Chief Technology Officer, Richard Liebman, our Chief Financial Officer, and Michael Po, our Senior Vice President, Product Development and Operations. While we have entered, or intend to enter, into employment agreements with each of our executive officers, there can be no assurance that such individuals will continue their relationship with us. In the event that any of these individuals leave before acceptable replacements are found, there could be an adverse effect on our business. There can be no assurance that suitable replacements could be hired without incurring substantial additional costs, or at all.

If we are unable to attract and retain highly qualified personnel, our business may suffer.

        Our success is also dependent upon our ability to attract and retain highly qualified technical, managerial and marketing personnel. If we do not succeed in attracting new employees or retaining and motivating our current and future employees, our business could be harmed. The industry in which we compete is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. We face competition for such personnel from other entities, many of which have significantly greater resources. There can be no assurance that we will be able to recruit and retain the personnel we need.

If we do not effectively manage our future growth, our existing personnel and systems may be strained and our business may not operate efficiently.

        Our success depends on our ability to effectively manage our future growth. We expect our business to grow both geographically and in terms of the number of products and services we offer. Our anticipated future growth will likely place a significant strain on our management resources and systems along with additional demands on our customer service support and sales, marketing and administrative resources. In order to successfully manage our growth effectively, we will need, among other things, to:

  hire, train and retain highly qualified employees;
  improve, upgrade and expand our infrastructure; and
  manage expansion into additional geographical territories.

        We cannot assure you that our current and planned personnel levels, systems, procedures and controls will be adequate to support our future operations. If inadequate, we may not be able to exploit existing and potential strategic relationships and market opportunities. Any delays or difficulties we encounter could impair our ability to attract new customers and enhance our relationships with existing customers and strategic partners.

If we require additional financing to expand our business, we may not be able to obtain it on favorable terms or at all.

        We may need to raise additional funds in the future in order to fund our expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, take advantage of acquisition opportunities, develop or enhance our services or respond to competitive pressures, any of which could hurt our business. If we raise additional funds by issuing equity securities, our shareholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

If we are not successful in retaining our current strategic relationships or entering into new strategic relationships, we may lose opportunities that are important to our business.

        Part of our business strategy is to create strategic relationships with companies whose technology or market reach or contacts may help us. We may not be able to maintain our existing strategic relationships with partners such as Nokia, Reuters and Net2Phone and may fail to enter into new relationships. If we are unable to maintain our existing strategic relationships, or fail to enter into new relationships, we may not gain access to technologies and customer opportunities that are important to our business.

Because we expect to continue to expand our operations internationally, we may face economic and regulatory challenges that we may not be able to meet.

        We intend to expand into international markets and to spend significant financial and managerial resources to do so. More specifically, we have recently expanded our marketing and distribution efforts into the United Kingdom and Asia. We have limited experience in international operations and may not be able to compete successfully in international markets. International operations are subject to certain risks, including:

  difficulty in "internationalizing" our platform for other languages and cultures;
  differing regulatory requirements, tariffs and trade barriers;
  changes in diplomatic and trade relationships;
  potentially adverse tax consequences;
  the impact of recessions in economies outside of the United States;
  reduced protection of intellectual property rights;
  the burden of complying with a variety of foreign laws and regulations, and any unexpected changes therein, including the more stringent privacy laws currently enacted in the European Union;
  political or economic constraints on international trade or instability;
  difficulties and costs of staffing and managing foreign operations; and
  fluctuations in currency exchange rates.

If we are unable to protect our intellectual property rights, or if we infringe upon the intellectual property rights of others, it could adversely affect our business.

        Because our technology is vital to our on-going operations, our success will depend in part on our ability to obtain and maintain patent protection for our technology, to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. We currently hold one United States patent which covers key functionality and concepts of our scheduling system within our platform. We also have filed additional patent applications in a number of foreign countries based on our United States filings and expect to file additional patent applications in the United States. We may file additional patent applications as we deem appropriate. There can be no assurance that the patents applied for will be reviewed on a timely basis, that any additional patents will be issued, that any patents issued will afford meaningful protection against competitors with similar technology or that any patents issued will not be challenged by third parties. There also can be no assurance that others will not independently develop similar technologies, duplicate our technologies or design around our technologies whether or not patented.

        Many patents and patent applications have been filed by third parties with respect to online technology. We do not believe that our technology infringes on the patent rights of third parties. However, there can be no assurance that certain aspects of our technology will not be challenged by the holders of such patents or that we will not be required to license or otherwise acquire from third parties the right to use certain technology. The failure to overcome such challenges or obtain such licenses or rights on acceptable terms could have a material adverse effect on our business.

        Many of the processes and much of the know-how important to our technology are dependent upon the skills, knowledge and experience of our technical personnel, consultants and advisors, and such skills, knowledge and experience are not patentable. To help protect our rights, we require employees, significant consultants and advisors with access to confidential information to enter into confidentiality agreements with us. There can be no assurance, however, that these agreements will provide adequate protection for our trade secrets, know-how or proprietary information in the event of any unauthorized use or disclosure. Third parties may infringe or misappropriate our patents, service marks or other intellectual property rights which could adversely affect our business. There also can be no assurance that we will have sufficient resources to maintain a patent infringement lawsuit should anyone be found or believed to be infringing on our patent or any future patents. The cost of obtaining and enforcing patent protection and of protecting proprietary technology may involve a substantial commitment of our resources. Any such commitment may divert resources from other areas of our operations.

        We also license content from third parties and it is possible that we could become subject to infringement actions based upon the content licensed from these third parties. We generally obtain representations as to the origin and ownership of such licensed content; however, we cannot assure you that we are or will be aware of all patents or copyrights containing claims that may pose a risk of infringement by our product and services. Any claims, with or without merit, could subject us to costly royalty or licensing agreements or costly litigation and the diversion of our technical and management personnel.

        If our licenses from third parties are terminated, our ability to operate our business may also be adversely affected.

If we are found liable as a result of information retrieved from or transmitted over the Internet, we could be subject to large legal or settlement fees.

        We may be subject to legal claims relating to the content accessible through our platform, or the downloading and distribution of such content. For example, persons may bring claims against us if material that is inappropriate for viewing by young children can be accessed through our services. In addition, if our customers and their users do not believe that data imported into our platform are private and secure, our business will be harmed. Recently, a number of Internet companies have been sued in court over privacy issues. Claims could also involve matters such as defamation, negligence, invasion of privacy, copyright or trademark infringement or other legal claims relating to information that is published or made available through our platform and other sites linked to it. Some of the content provided through our services is drawn from data licensed from and compiled by third parties, which may contain errors. If our content is improperly used or if we supply incorrect information, it could result in unexpected liability. We could incur significant costs in investigating and defending such claims, even if we ultimately are not liable.

Because we deliver the eCal platform through an application service provider (ASP) model, we do not have direct access to the end-users of our services.

        We provide our services through an ASP model to our Web site and enterprise customers. We do not have direct access to the end-users of our products and must rely on the marketing and other skills and resources of our Web site customers to meet the needs of the ultimate users of our products. If our Web site customers do not do a good job satisfying their end users, even in ways unrelated to the performance of our services, our business may suffer.

If we experience computer or communications systems failure or capacity constraints, our ability to conduct our operations could be harmed.

        Our success depends, in large part, on the efficient and uninterrupted operation of our computer and communications systems, the Internet and the services of the end users' individual Internet service and telephony providers. Any system failure, including network, software or hardware failure, that causes an interruption in our service or decreases the responsiveness of our system or the Web sites of our customers could adversely affect our business. Despite our implementation of security measures, our systems and operations are vulnerable to damage or interruption from natural disasters, such as fires and earthquakes, power loss, telecommunications failure, physical and electronic break-ins and similar events which could lead to interruptions, delays or loss of data. While we maintain business interruption insurance, there can be no assurance that such insurance will be in an amount sufficient to compensate us for losses that may occur. The occurrence of any of the foregoing risks could hurt our business.

        In addition, our servers and software must be able to accommodate a high volume of traffic and deliver frequently updated information. Many Internet service providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems in the future. Recently, Web sites themselves have suffered denial of service attacks. If we experience any of these problems, our business could be adversely affected. Xand Technologies, Inc. serves as our Internet service provider and hosts our servers. Our operations depend on Xand's ability to protect its own systems and our systems against damage from fire, power loss, water, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Although we have redundant servers at another Internet service provider, Exodus Communications, as additional protection against loss of our primary servers, any disruption in the Internet access provided by our Internet service providers could have an adverse effect on our business.

Risks Related to Our Industry

If use of the Internet does not continue to grow or the Internet's infrastructure does not maintain its viability, we will not be able to achieve our business objectives.

        The success of our business depends on continued growth in the use of the Internet by businesses and consumers. If electronic commerce does not grow or grows more slowly than expected, the use of the Internet by businesses may decline or grow more slowly than anticipated. Internet usage may be inhibited for a number of reasons, including:

  customer concerns about the security of electronic commerce transactions;
  privacy concerns;
  inadequate network infrastructure;
  denial of service attacks;
  inconsistent service quality; and
  lack of cost-effective, high-speed service.

        Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it, and its performance or reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

If we are unable to keep up with rapid technological change, we may not be able to compete effectively.

        The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to:

  adapt to rapidly changing technologies;
  develop new services and technologies that address evolving industry standards and the increasingly sophisticated and varied needs of our existing and prospective customers; and
  improve the features and reliability of our products and services in response to competitive offerings and the evolving demands of the marketplace.

        There can be no assurance, however, that we will successfully develop or utilize new technologies effectively or adapt our network to changing customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a cost-effective and timely manner to changing market conditions or customer requirements, our business would be adversely affected.

Our system and other Internet systems may be vulnerable to online security breaches, which could harm our business.

        The secure transmission of confidential information over the Internet is essential to maintaining consumer and supplier confidence in our services. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business. We rely on encryption and authentication technology to effect secure transmission of confidential information and to maintain the privacy of personal information placed in our network. If our customers and their end users do not believe that data imported into our platform are private and secure, they may be reluctant to use our system. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect our system and its data.

        In addition, the costs required to protect against and remedy security breaches, computer viruses and alleviate other security problems could be prohibitively expensive and efforts to address such problems could result in delays or interruption of service to our customers. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability.

Regulatory and legal uncertainties about the Internet could harm our business by decreasing the use of the Internet or by increasing our costs to address these issues.

        We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to the Internet. There are an increasing number of laws and regulations pertaining solely to the Internet. These laws and/or regulations may relate to:

  liability for information retrieved from or transmitted over the Internet;
  online content regulation;
  user privacy;
  security;
  cost and ease of Internet access;
  intellectual property ownership;
  taxation; and
  the quality of products and services.

        Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Proposed legislation or regulation, or the application or interpretation of existing laws, could limit the growth of the Internet and decrease its acceptance as a communications and commercial medium. If such a decline occurs, companies may decide in the future not to use our services.

Risks Related to This Offering

Management will have substantial discretion as to how to use the proceeds from this offering and may not use the funds in a manner that you would approve.

        We expect to use the net proceeds of this offering primarily for working capital and other general corporate purposes. In particular, we intend to increase our spending on marketing as well as product development. We may also use some of the net proceeds to acquire other businesses, products or technology which would complement our existing products, expand our market coverage or enhance our technological capabilities. Except for the acquisition of iPing which we have described elsewhere in this prospectus, we have no current agreements or understandings regarding any acquisition. As a result, our management will have broad discretion over how to use most of the funds provided by this offering and may not use the funds in a way you would approve.

There has not been any prior public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained.

        Prior to this offering, there has been no public market for our common stock and we cannot assure you that an active trading market will develop or be sustained. The initial public offering price of our common stock will be determined through negotiation between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering.

The market price of our common stock may fluctuate widely and trade at prices below the initial public offering price.

        The public markets often experience extreme price and volume fluctuations, especially with Internet and technology companies. In some cases, these fluctuations are unrelated to the operating performance of particular companies or industries. This volatility may result from many events, including by way of illustration only:

  actual or anticipated variations in quarterly operating results;
  announcements of technological innovations;
  new sales formats or new products or services;
  changes in or failure to meet financial estimates by securities analysts;
  litigation;
  conditions or trends in the Internet industry;
  changes in the market valuations of other Internet companies;
  announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;
  capital commitments; and
  additions or departures of key personnel

        As a result of any of the above events, our common stock may trade at prices significantly below the initial public offering price.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company issuing the securities. This type of litigation could result in substantial costs and a diversion of our management's attention and resources and could adversely affect our business.

Our principal shareholders and executive officers will continue to control eCal.

        Our principal shareholders and executive officers will, in the aggregate, beneficially own approximately ___% of our common stock following this offering. These shareholders will be able to effectively exercise control over all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which could have an adverse effect on our stock price. The interests of our controlling shareholders could conflict with the interests of our other shareholders.

Purchasers in this offering will experience substantial dilution.

        The purchasers of the shares of common stock offered in this offering will experience immediate and substantial dilution of the net tangible book value per share of common stock from the initial public offering price. The price you will pay for our common stock will be much higher than the book value per share of our outstanding stock after this offering. In addition, investors in this offering will contribute ____% of the total amount paid by all of our investors but will own only ____% of the shares outstanding. To the extent that some or all outstanding options and warrants to purchase common stock are exercised, there will be further dilution. See "Dilution."

Future sales of our shares could adversely affect the market price of our common stock.

        After this offering, we will have outstanding ____ shares of common stock. This total includes the shares we are selling in this offering, which may be resold immediately in the public market. The remaining _____ shares of our total outstanding shares will become available for resale in the public market 180 days after the date of this prospectus due to agreements these shareholders have with Donaldson, Lufkin & Jenrette Securities Corporation. However, beginning as early as 90 days after this offering, ________ shares may become available for sale if the price of our stock is double the initial public offering price for a specified period and, beginning 135 days after this offering, an additional ________ shares may become available for sale if the price of our stock is double the initial public offering price for a specified period. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of the restricted shares sell or are perceived by the market as intending to sell their shares. In addition, holders of ______ shares of our common stock and holders of warrants exercisable for _______ of our common stock have rights to require us to register their shares for sale with the Securities and Exchange Commission after 180 days following the date of this prospectus. The exercise of these registration rights and the sale of a large number of shares in the public market could cause the market price of our common stock to fall. See "Shares Eligible for Future Sale."

We have no plans to pay cash dividends on our common stock in the foreseeable future.

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy."

Anti-takeover provisions in our articles and bylaws as well as under Pennsylvania law could inhibit others from acquiring us, which could adversely affect the market price of our common stock.

        We are a Pennsylvania corporation. Our articles of incorporation and bylaws, as well as the corporate laws under which we are governed, contain certain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control transaction, even if such a change in control would be beneficial to shareholders. Such provisions could limit the price that certain investors might be willing to pay in the future for our stock. For example, our articles provide advance notice procedures governing shareholder nominations of candidates for director and our bylaws provide for a classified board, with each board member serving a staggered three-year term. In addition, shares of preferred stock may be issued by our board of directors without shareholder approval on such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus contains forward-looking statements, within the meaning of the federal securities laws, that involve substantial risks and uncertainties. These forward-looking statements concern our operations, economic performance and financial condition, and are based on our current expectations, assumptions, estimates and beliefs about us and our industry. When we use words such as "may," "expects," "anticipates," "believes," "estimates," "potential," "intends," "plans" or similar expressions, we are making forward-looking statements.

        These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, that could cause our actual results to differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others and only by way of illustration, the following:

  rapid and significant changes in technology, including the adoption of industry-wide standards for calendaring technology;
  intense competition in our industry;
  changes in customer preferences and demand for our services or delays in introducing new products or services;
  changes to government regulations relating to the Internet; and
  other general economic and business conditions.

        Certain of these risks and other factors are further described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on forward-looking statements. These cautionary statements should not be construed by you to be exhaustive, and they are made only as of the date of this prospectus. We assume no obligation to update or revise the forward-looking statements or to explain the reasons why actual results could differ from those projected in the forward-looking statements.

USE OF PROCEEDS

        We will receive approximately $____ million in net proceeds from the sale of the shares of common stock we are offering. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $ _____ million. Net proceeds are what we expect to receive after paying underwriting discounts and estimated offering expenses. For the purpose of estimating net proceeds, we are assuming that the initial public offering price will be $_____ per share, which represents the midpoint of the range set forth on the cover page of this prospectus.

        We intend to use the net proceeds for product development, expansion of our sales and marketing staff and activities, capital expenditures, including scaling the iPing infrastructure, working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The amounts and timing of these expenditures may vary significantly depending on a number of factors, such as the amount of cash generated by our operations. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

        We have neither declared nor paid any cash dividends on our common stock. We do not anticipate paying any cash dividends for the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors after taking into account various factors, including, but not limited to, our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 1999:

  On an actual basis;
  On a pro forma basis to reflect:

the sale of 2,054,617 shares of preferred stock, after December 31, 1999, for aggregate net proceeds of $19.6 million;
the conversion of all shares of preferred stock into common stock upon the closing of this offering; and
1,557,753 shares of common stock to be issued in connection with our proposed acquisition of iPing; and

  On a pro forma as adjusted for offering basis to give effect to the sale of common stock offered by this prospectus, at an assumed initial public offering price of $_____ per share, and the receipt of the net proceeds therefrom after deducting underwriting discounts and estimated offering expenses.

	December 31, 1999

			Pro Forma
			As Adjusted
	Actual	Pro Forma	For Offering
	(In thousands, except per share data)
Debt:
Capital leases	617	630	630
Redeemable convertible preferred stock:
Series A Preferred Stock, $.01 par value, 200,000 shares authorized, issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted	400	--	--
Series B Preferred Stock, $.01 par value, 275,000 shares authorized, issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted	1,100	--	--
Series C Preferred Stock, $.01 par value, 475,000 shares authorized, issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted	1,900	--	--
Series D Preferred Stock, $.01 par value, 210,000 shares authorized, none issued and outstanding, actual, pro forma and pro forma as adjusted	--	--	--
Series E Preferred Stock, $.01 par value, 2,000,000 shares authorized, 461,346 issued and outstanding, actual; none issued and outstanding, pro forma and pro forma as adjusted	2,999	--	--

Total redeemable convertible preferred stock	6,399	--	--
Shareholders' equity (deficit):
Common stock, $.01 par value, 20,000,000 shares authorized, 10,320,638 issued and outstanding, actual; 15,436,021 issued and outstanding, pro forma; and ______ issued and outstanding, pro forma as adjusted	46	97
Additional paid-in capital	10,731	59,622
Accumulated deficit	(10,043)	(10,043)	(10,043)
Warrants issued	(1,523)	(1,523)	(1,523)

Total shareholders' equity (deficit)	(789)	48,153

Total capitalization	$ 6,227	$48,783	$

        This table excludes 3,689,948 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 1999, at a weighted-average exercise price of $2.35 per share, and 611,572 shares of common stock issuable upon the exercise of all warrants outstanding as of December 31, 1999, at a weighted-average exercise price of $3.82 per share. This table also does not include options or warrants granted after December 31, 1999. You should read the following information in conjunction with our financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DILUTION

        Our pro forma net tangible book value as of December 31, 1999 was approximately $24.3 million, or approximately $1.57 per share, based on 15,436,021 shares of common stock outstanding after giving effect to the sale of 2,054,617 shares of preferred stock, after December 31, 1999, for aggregate net proceeds of approximately $19.6 million, the conversion of all outstanding preferred stock into shares of common stock and the issuance of 1,557,753 shares of common stock in connection with our proposed acquisition of iPing. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets less total pro forma liabilities, divided by the pro forma total number of shares of common stock outstanding at December 31, 1999.

        Our pro forma net tangible book value as of December 31, 1999 would have been $_________________, or $______ per share, after giving effect to the sale of the shares of common stock in this offering at an assumed initial offering price of $________ per share, less the underwriting discounts and estimated offering expenses payable by us. This represents an immediate increase in the pro forma net tangible book value of approximately $_____ per share to our existing shareholders and an immediate dilution of $_______ per share to new shareholders purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$

Pro forma net tangible book value per share as of December 31, 1999 $

Increase in pro forma net tangible book value per share attributable to new shareholders

Pro forma net tangible book value per share after this offering	$

Dilution per share to new shareholders	$

        The following table summarizes, as of December 31, 1999, the pro forma number of shares of common stock we have sold, the total consideration paid to us and the average price per share paid to us by existing shareholders and after giving effect to the purchase of shares of common stock by investors in this offering, before deducting underwriting discounts and estimated offering expenses:

	Shares Purchased		Total Consideration
Average Price
	Number	Percent	Amount	Percent	Per share
Existing shareholders		%	$	%	$
New shareholders

Total		100%		100%	$

        The tables above assume no exercise of stock options or warrants outstanding on December 31, 1999. As of that date, there were outstanding options and warrants to purchase an aggregate of 4,301,520 shares of common stock at a weighted average exercise price of $2.56. When and if any of these options or warrants are exercised, new shareholders will experience further dilution.

SELECTED FINANCIAL DATA

        The following statements of operations data for the period from June 17, 1997 through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from our audited financial statements appearing elsewhere in this prospectus. The balance sheet data at December 31, 1997 have been derived from our audited financial statements not appearing in this prospectus.

        The following data should be read in conjunction with our financial statements and the accompanying notes, the historical financial statements of iPing, our pro forma financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this prospectus.

	June 17, 1997
	(inception)
	through	Year ended December 31,
	December 31,
	1997	1998	1999
Statements of Operations Data:
Revenues	$ --	$727	$ 478,406
Cost of revenues	--	--	1,195,626

Gross profit (loss)	--	727	(717,220)
Operating expenses:
Sales and marketing	19,235	125,769	3,967,084
Research and development	105,178	363,743	1,419,140
General and administrative	148,943	457,037	2,367,536

Total operating expenses	273,356	946,549	7,753,760

Loss from operations	(273,356)	(945,822)	(8,470,980)
Net interest income (expense)	(2,057)	(8,032)	34,588

Net loss	$ (275,413)	$ (953,854)	$(8,436,392)

Accretion of redeemable convertiblepreferred stock to redemption value	--	--	(377,725)

Net loss applicable to common shareholders	$(275,413)	$(953,854)	$(8,814,117)

Basic and diluted net loss per shareapplicable to common shareholders	$ (0.05)	$ (0.13)	$ (0.95)

Basic and diluted weighted-average shares outstanding	6,055,346	7,343,070	9,288,892
Pro forma basic and diluted net loss per share applicable to common shareholders(1)			$ (0.86)

Pro forma basic and diluted weighted-average shares outstanding(1)			9,824,506

	December 31,

	1997	1998	1999
Balance Sheet Data:
Cash and cash equivalents	$ 51,614	$ 441,239	$ 4,973,345
Working capital	16,132	177,410	3,517,339
Total assets	88,760	556,731	8,041,635
Total debt and capital leases, including current portion	22,500	129,404	617,307
Redeemable convertible preferred stock	--	--	6,398,749
Shareholders' equity (deficit)	30,035	262,681	(789,021)

(1) Gives effect to the automatic conversion of all preferred stock outstanding as of December 31, 1999 into common stock, as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in weighted average shares of 535,614 used to compute pro forma basic and diluted net loss for the year ended December 31, 1999.

PRO FORMA FINANCIAL INFORMATION

        The following pro forma financial statements give effect to our acquisition of iPing, in a transaction to be accounted for as a purchase. The unaudited pro forma statement of operations is based on our statement of operations and that of iPing for the year ended December 31, 1999 appearing elsewhere in this prospectus, and combines the results of our operations and those of iPing for the year ended December 31, 1999 as if the acquisition occurred on January 1, 1999. The pro forma balance sheet is based on our balance sheet and that of iPing as of December 31, 1999 appearing elsewhere in this prospectus and has been prepared to reflect our acquisition of iPing as of December 31, 1999.

        The pro forma financial statements do not purport to represent what our actual financial position or results of operations would have been had the acquisition occurred as of such dates, or to project our financial position or results of operations for any period or date, nor do they give effect to any matters other than those described in the notes thereto. In addition, the allocations of purchase price to the assets and liabilities of iPing are preliminary and the final allocations may differ from the amounts reflected herein. The pro forma financial statements should be read in conjunction with our financial statements and notes thereto and iPing's financial statements and notes thereto, both of which are included elsewhere in this prospectus.

Pro Forma Balance Sheet

As of December 31, 1999

			Pro Forma

	eCal	iPing	Acquisition
ASSETS	Actual	Actual	Adjustments(1)	Combined
Current assets:
Cash and cash equivalents	$ 4,973,345	$ 958,783	(1,913,750)	$4,018,378
Accounts receivable, net	430,347	--	--	430,347
Prepaid expenses and other current assets	329,062	14,000	--	343,062

Total current assets	5,732,754	972,783	(1,913,750)	4,791,787
Property and equipment, net	2,262,755	306,927	--	2,569,682
Goodwill and intangibles	--	--	23,862,174	23,862,174
Other long-term assets	46,126	33,622	--	79,748

Total assets	$ 8,041,635	$ 1,313,332	$21,948,424	$31,303,391

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of capital leases	$400,815	$12,745	--	$413,560
Accounts payable	199,577	267,128	--	466,705
Deferred revenue	828,749	--	--	828,749
Accrued compensation	403,883	44,335	--	448,218
Accrued expenses	202,248	--	--	202,248
Accrued advertising costs	180,143	--	--	180,143

Total current liabilities	2,215,415	324,208	--	2,539,623
Long-term capital leases	216,492	--	--	216,492

Total liabilities	2,431,907	324,208	--	2,756,115
Commitments and contingent liabilities
Redeemable convertible preferred stock	6,398,749	1,913,750	(1,913,750)	6,398,749
Shareholders' equity (deficit):
Common stock	45,706	10,000	5,578	61,284
Additional paid-in capital	10,731,505	1,617,500	21,304,470	33,653,475
Accumulated deficit	(10,043,384)	(2,552,126)	2,552,126	(10,043,384)
Warrants issued	(1,522,848)	--	--	(1,522,848)

Total shareholders' equity (deficit)	(789,021)	(924,626)	23,862,174	22,148,527

Total liabilities, redeemable convertible preferred stock and shareholders' equity (deficit)	$ 8,041,635	$ 1,313,332	$21,948,424	$31,303,391

Pro Forma Statements of Operations

For the year ended December 31, 1999

			Pro forma

	eCal	iPing	Acquisition
	Actual	Actual	Adjustments(2)	Combined
Revenues	$ 478,406	$ --	--	$ 478,406
Cost of revenues	1,195,626	75,581	--	1,271,207

Gross profit (loss)	(717,220)	(75,581)	--	(792,801)
Operating expenses:
Sales and marketing	3,967,084	641,739	--	4,608,823
Research and development	1,419,140	418,105	--	1,837,245
General and administrative	2,367,536	1,286,672	--	3,654,208
Amortization	--	--	4,772,435	4,772,435

Total operating expenses	7,753,760	2,346,516	4,772,435	14,872,711

Loss from operations	(8,470,980)	(2,422,097)	(4,772,435)	(15,665,512)
Net interest income (expense)	34,588	5,190	--	39,778

Net loss	$ (8,436,392)	$(2,416,907)	$(4,772,435)	$(15,625,734)

Accretion of redeemable convertible preferred stock to redemption value	(377,725)	(50,522)	50,522	(377,725)

Net loss applicable to common shareholders	$(8,814,117)	$(2,467,429)	$(4,721,913)	$(16,003,459)

Basic and diluted net loss per share applicable to common shareholders	$(0.95)		--	$(1.48)

Basic and diluted weighted-average number of shares outstanding	9,288,892		1,557,753	10,846,645
Pro forma basic and diluted net loss per share applicable to common shareholders(3)	$(0.86)		--	$(1.37)

Pro forma basic and diluted weighted-average number of shares outstanding(3)	9,824,506		1,557,753	11,382,259

Notes to Pro Forma Financial Statements

1) The pro forma balance sheet has been prepared to reflect our acquisition of iPing for 1,557,753 shares of our common stock, valued at $12.75 per share, options and warrants to purchase an aggregate of 242,247 shares of our common stock, valued at $3,076,203, and cash of $1,913,750. Pro forma adjustments are made to reflect:

a) The elimination of the redeemable convertible preferred stock and shareholders' equity accounts of iPing.

b) The preliminary allocation of purchase price paid for iPing, which is as follows:

Net tangible assets acquired	$989,124
Goodwill and other intangible assets	23,862,174

Consideration paid	$24,851,298

2) The pro forma statement of operations has been prepared to reflect our acquisition of iPing as if the acquisition occurred on January 1, 1999. Pro forma adjustments are made to reflect the amortization of goodwill and other intangibles related to the acquisition of iPing. This amortization charge assumes the goodwill related to the acquisition will be amortized on a straight-line basis over a period of five years.

3) Gives effect to the automatic conversion of all preferred stock outstanding as of December 31, 1999 into common stock as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in weighted-average shares of 535,614 used to compute basic and diluted net loss for the year ended December 31, 1999. Other common equivalent shares were excluded for all periods presented, as their effect was anti-dilutive.

The accretion to the redemption value of the redeemable convertible preferred stock of $377,725 has been excluded from the calculation of pro forma net loss applicable to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ significantly from those anticipated in the forward-looking statements as a result of various factors, including, but not limited to, those discussed in "Risk Factors" and "Business".

Overview

        We have developed a leading Internet-based solution for the management and communication of time-sensitive personal, business and group information and events. Our customers include Web sites, which use the eCal platform to attract and retain users, and enterprises, which use our platform to improve group communications, scheduling and collaboration for their employees and customers.

        We commenced operations in June 1997 and, from inception to February 1999, our operations consisted primarily of start-up activities, including research and development of our core software architecture. Since the launch of the eCal platform in February 1999, we have signed contracts with over 100 customers. To date, most of our direct sales have been in North America. We have recently opened an office in London, and expect to open an office in Asia in the near future and an office in Latin America by the end of 2000.

        Since we provide the eCal platform using an application service provider (ASP) model, our revenues consist primarily of application hosting fees paid by our customers. We recognize these revenues ratably over the term of the contract, commencing when our service becomes available to our customer's users. Our contracts are typically renewable annual contracts that provide for monthly application hosting fees. With our Web site customers, we typically enter into contracts that provide for application hosting fees based on various factors, including the number of people visiting the Web site and revenue generating opportunities on the Web pages generated by us. Our pricing model for enterprise customers is based on a variety of factors, including the number of users and the features selected. We also charge implementation fees to set up, configure and integrate the eCal platform into our customers' Web-based properties. These revenues are recognized over the same period as the application hosting fees. We also derive revenues through advertising, sponsorship and e-commerce transactions related to the Web pages generated by us. We generally share revenues generated by these activities with our customers. Revenues from the sale of advertising and sponsorships are recognized when the actual advertisements are placed. E-commerce revenues are recognized when a transaction takes place.

        Our cost of revenues includes the costs for data center and backup data center services, fees paid to content providers and for synchronization technology, depreciation of our hosting equipment and other general connectivity costs and network expenses.

        The majority of our operating expenses are related to salaries and benefits. Our operating expenses are classified into three categories: sales and marketing; research and development; and general and administrative. Our sales and marketing expenses consist principally of salaries and benefits for sales, marketing and associated support group personnel. Also included are the costs for public relations, advertising, tradeshows and marketing materials. Research and development expenses consist primarily of salaries and benefits for research and development personnel and also include related expenses, such as general hardware and software costs and fees paid to outside contractors for software. Our general and administrative expenses consist of salaries and benefits for executive and administrative personnel, facility costs, recruiting, legal, accounting and other general corporate expenses.

        Interest income is generated by the investment of cash raised in our equity financings prior to its deployment and is offset by interest expense from leases on capital equipment and the issuance of convertible debt securities.

        We have incurred significant net losses and negative cash flows from operations since our inception. For the year ended December 31, 1999, we had a net loss of approximately $8,436,000. These losses have been funded primarily through the issuance of equity securities. We intend to continue to invest in our technology and infrastructure, including investment in equipment housed at third-party data centers. We also intend to increase our expenditures related to sales and marketing and research and development activities. We believe these expenditures will enable us to grow our customer base and continue to enhance the services provided to our customers' users. However, we believe that these increased expenditures will result in net losses and negative cash flows from operations for the foreseeable future and in higher net losses than current levels. In addition, we believe that as a result of the rapidly evolving nature of our business and our limited operating history, period-to-period comparisons of our revenues and operating results are not meaningful and should not be relied upon as indicators of future performance.

Results of Operations:

        The following table sets forth certain financial data for the periods indicated below.

	June 17, 1997	Year ended December 31,
	(inception) through
	December 31, 1997	1998	1999
Revenues	$ --	$ 727	$ 478,406
Cost of revenues	--	--	1,195,626

Gross profit (loss)	--	727	(717,220)
Operating expenses:
Sales and marketing	19,235	125,769	3,967,084
Research and development	105,178	363,743	1,419,140
General and administrative	148,943	457,037	2,367,536

Total operating expenses	273,356	946,549	7,753,760

Loss from operations	(273,356)	(945,822)	(8,470,980)
Net interest income (expense)	(2,057)	(8,032)	34,588

Net loss	$ (275,413)	$ (953,854)	$ (8,436,392)

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

    Revenues. Revenues increased to approximately $478,000 in 1999 from $727 in 1998. This growth in revenues was primarily attributable to application hosting fees received as we began actively selling our services in February 1999, and also included revenues derived from advertising, sponsorships and e-commerce fees. Certain of our advertising revenues were derived from reselling advertising space purchased from our customers. See note 10 to our financial statements. In connection with certain contracts, we issued warrants to our customers. In general, the fair value of the warrants has been recorded as a reduction of revenues. See note 7 to our financial statements.

    Cost of revenues. Cost of revenues increased to approximately $1,196,000 in 1999 from $0 in 1998 as a result of content fees, Web hosting fees, addition of synchronization services, contract labor costs and depreciation associated with the official release of the eCal platform in 1999. Costs of revenues principally consisted of the costs associated with maintaining our third party data center and backup data center and fees paid to content providers. Since these costs are not directly related to the level of our sales, we expect that cost of revenues will decrease as a percentage of total revenues as sales increase.

    Sales and marketing expenses.  Sales and marketing expenses increased to approximately $3,967,000 in 1999 from approximately $126,000 in 1998 as a result of the establishment of our direct sales, marketing and related support personnel, attendance at industry-wide tradeshows, various advertising campaigns and the use of third party public relations services.

    Research and development expenses.  Research and development expenses increased to approximately $1,419,000 in 1999 from approximately $364,000 in 1998 due to a significant increase in research and development personnel and other related expenses.

    General and administrative expenses.  General and administrative expenses increased to approximately $2,368,000 in 1999 from approximately $457,000 in 1998 as a result of a substantial increase in executive and administrative personnel, and the significant growth in general operating facilities, telephone and other support costs related to our expansion.

    Net interest income (expense).  Net interest income was approximately $35,000 in 1999 compared to a net interest expense of approximately $8,000 in 1998. This increase was due to earnings on excess cash balances in 1999.

Year Ended December 31, 1998 Compared to Period from June 17, 1997 (Inception) to December 31, 1997

    Revenues.  Revenues increased to $727 in 1998 from $0 for the period from June 17, 1997 (inception) to December 31, 1997. The 1998 revenues were related to a Web content creation fee charged in mid-1998.

    Sales and marketing expenses.  Sales and marketing expenses increased to approximately $126,000 in 1998 from approximately $19,000 for the period from inception to December 31, 1997 as we began various marketing efforts and started to hire key sales personnel.

    Research and development expenses.  Research and development expenses increased to approximately $364,000 in 1998 from approximately $105,000 for the period from inception to December 31, 1997 due to an increase in research and development personnel and other related expenses.

    General and administrative expenses.  General and administrative expenses increased to approximately $457,000 in 1998 from approximately $149,000 for the period from inception to December 31, 1997 as a result of an increase in executive and administrative personnel and general operating facilities to support our growth.

    Net interest income (expense).  Net interest expense increased to approximately $8,000 in 1998 from approximately $2,000 for the period from inception to December 31, 1997. This increase was caused by a full year of interest expense incurred related to the issuance of notes payable and convertible debt securities.

Selected Unaudited Quarterly Results of Operations:

        The following table sets forth certain unaudited quarterly results of operations data for the four quarters ended December 31, 1999. The data have been prepared on the same basis as the audited financial statements contained in this prospectus, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the quarterly results of operations. This information should be read in conjunction with our audited financial statements and the notes thereto included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended

	March 31, 1999	June 30, 1999	September 30, 1999	December 31, 1999
Revenues	$ --	$15,006	$135,443	$327,957
Cost of revenues	139,928	321,611	300,173	433,914

Gross profit (loss)	(139,928)	(306,605)	(164,730)	(105,957)
Operating expenses:
Sales and marketing	225,463	504,274	1,176,202	2,061,145
Research and development	123,268	253,299	393,745	648,828
General and administrative	246,035	510,373	605,965	1,005,163

Total operating expenses	594,766	1,267,946	2,175,912	3,715,136

Loss from operations	(734,694)	(1,574,551)	(2,340,642)	(3,821,093)
Net interest income (expense)	487	(3,899)	11,508	26,492

Net loss	$ (734,207)	$ (1,578,450)	$(2,329,134)	$(3,794,601)

Liquidity and Capital Resources

        To date, we have financed our operations primarily through the private sale of equity securities. We generated net proceeds of approximately $19.6 million, $12.8 million, $1.3 million and $0.3 million, primarily from the sale of equity securities, in 2000, 1999, 1998 and 1997, respectively.

        Net cash used in operating activities was approximately $6.6 million in 1999 and resulted from net losses and increases in accounts receivable, prepaid expenses and other current assets. These amounts were partially offset by an increase of accrued expenses, deferred revenues and non-cash charges. Net cash used in operating activities in 1998 and 1997 was $784,265 and $231,283, respectively, and resulted principally from net losses.

        Net cash used in investing activities in 1999 was approximately $1.7 million in 1999, and consisted principally of capital expenditures. These capital expenditures were incurred primarily to acquire Web hosting equipment, purchase furniture and equipment and improve our facilities. Net cash used in investing activities in 1998 and 1999 was $115,110 and $45,051, respectively, and consisted of capital expenditures.

        We currently expect to spend a portion of the proceeds of this offering on product development, expansion of our sales and marketing efforts and capital expenditures. We also intend to invest in scaling the iPing infrastructure to handle the anticipated growth in call volume as we begin to offer the iPing technology to our current and future customers.

        Our future capital requirements will depend on numerous factors, including market acceptance of our services, the timing and rate of expansion of our business, the resources we allocate to our customers and other factors. We have experienced substantial increases in our expenditures since our inception consistent with the growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the foreseeable future. We believe that our cash and cash equivalents together with the net proceeds from this offering will provide sufficient capital to fund our operations for at least the next 12 months. However, we may need to raise additional funds through public or private financings or other arrangements in order to support more rapid expansion of our business than we anticipate; develop and introduce new or enhanced products or services; respond to competitive pressures; invest in or acquire businesses or technologies; or respond to unanticipated requirements or developments. If additional funds are raised through the issuance of equity securities, dilution to existing shareholders may result. If sufficient funds are not available, we may not be able to introduce new products and services, expand the development of our platform and our services or compete effectively in any of our markets, any of which could materially harm our business, financial condition and results of operations.

Recent Accounting Pronouncements

        Although we had no advertising barter transactions during any of the periods presented in this prospectus, we adopted the provisions of Emerging Issues Task Force No. 99-17, "Accounting for Advertising Barter Transactions" (EITF 99-17), effective January 1, 1999. EITF 99-17 requires that revenues and expenses are recognized from advertising barter transactions at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions.

BUSINESS

Overview

        We have developed a leading Internet-based solution for the management and communication of time-sensitive personal, business and group information and events. Our solution, which we refer to as the eCal platform, provides our customers and their users with extensive calendar and communications functionality enhanced by Web-enabled features such as group scheduling and collaboration, access to comprehensive events directories, remote accessibility and wireless connectivity. Our customers include Web sites, which use the eCal platform to attract and retain users, and enterprises, which use our platform to improve group communications, scheduling and collaboration for their employees and customers. Since the launch of the eCal platform in February 1999, we have signed contracts with over 100 customers. We provide the eCal platform using an application service provider (ASP) model whereby we host and maintain our platform for our customers, allowing them to benefit from faster implementation times, decreased total cost of ownership and the ability to focus on core competencies. Our objective is to capitalize on our proprietary technology and market position to establish our solution as the industry standard for managing, delivering and sharing time-sensitive personal and business information.

        We have strategic partnerships with Nokia, Reuters and Net2Phone, all of which have invested in us, to expand the functionality and reach of the eCal platform. We are jointly developing applications designed to deliver relevant, time-sensitive information to multiple types of devices. We believe that strategic partnerships enable us to more quickly extend the capabilities of the eCal platform to deliver information beyond personal computers to other traditional and wireless devices, including telephones, personal digital assistants (PDAs), pagers and other Internet appliances. We believe that users will value the ability to obtain information from the eCal-powered scheduling and communications platform at any time and from Virtually EverywhereSM.

Industry Background

        The Internet continues to evolve from a medium that simply displayed static pages and content to a dynamic environment through which consumers and professionals communicate, exchange data and access personal and business information. The ability to communicate using email, as well as the opportunity to access and browse through vast amounts of information, has led to the Internet's rapid acceptance among individuals and companies as an integral medium for both business-to-business and business-to-consumer interactions. The rapid growth in Internet usage has been accompanied by an increasing use of wireless devices, such as mobile phones, wireless PDAs and pagers, that can access or receive Internet-based information. The significant increase in the amount of information available and the frequency of communications delivered on a daily basis through PCs and other Internet enabled devices have made it imperative for individuals to find ways to effectively organize and incorporate relevant, time-sensitive information into their personal and professional lives.

        Over the last several years, a number of personal and professional information management tools have emerged to help organize and manage appointments, events and other activities that are time-sensitive in nature. In the enterprise setting, many business professionals use personal information manager (PIM) software, such as Microsoft Outlook, on their desktop PCs. With additional software and appropriate configuration, some of these PIMs can be used in a network environment. However, the total cost of ownership can be significant since companies are required not only to install and support the software on each user's computer, but also to host, maintain and operate the service. These applications are limited in features and functions and often require further configuration to be accessible from remote locations. PDAs, such as those operating on the Palm platform, were developed to allow users to organize and schedule personal events while away from work or home and to be able to easily synchronize with the information contained on their PCs. Although these devices are portable, their features and functions are also limited.

        Web-based personal information management applications have recently emerged to improve upon the functionality and accessibility offered by PIMs and PDAs. Web-enabled features may include group scheduling and collaboration, access to comprehensive events directories, remote accessibility and wireless connectivity. Web-based applications allow users and enterprises to more easily communicate and collaborate with others. For example, select information from individual calendars, such as user availability, can be communicated across the Web to enable more efficient group scheduling of meetings or events. To-do lists can be shared among group members to prioritize tasks and address workflow needs. Time-sensitive information can be broadcast to global networks of employees, customers and partners. Web-based applications allow users to access and incorporate information on the Internet, such as earnings release schedules and sporting events, into their personal calendars with one click. The remote accessibility of Web-based applications allows users to access their information from anywhere through a Web-enabled device, including PCs and certain wireless devices. Connectivity with wireless devices also allows users of Web-based solutions to be notified of important events on their schedules by email, page or phone call.

        Personal information management applications can significantly improve group communication and collaboration within an enterprise as well as between an enterprise and its business constituencies. The acquisition, customization, installation, operation and maintenance of these software applications, however, can be expensive, time consuming and require resources that are outside the core competencies of an organization. Application service providers (ASPs), which host applications on behalf of enterprise customers, have emerged as a solution for enterprises that require these applications but prefer not to invest significant resources associated with ownership of such software. By acting as a service provider to a number of different enterprise customers, ASPs are able to spread the costs of ownership of expensive software packages across many users. In addition, ASPs generally provide continuous upgrades to the software they host and offer around-the-clock customer support. According to Forrester Research Inc., the overall market for outsourcing packaged software applications is expected to grow from approximately $1 billion in 1997 to over $21 billion in 2001.

        We believe that the next generation of Internet applications will be based on the need for users to access their data from virtually everywhere through a variety of devices such as computers, Web-enabled televisions, PDAs, mobile phones and pagers. This capability should be particularly beneficial to business professionals who are becoming increasingly reliant on the Internet and at the same time becoming more mobile, often spending long periods of time away from traditional work settings. The rapid growth in the use of wireless devices, such as phones, PDAs and pagers, supports the shift to a mobile, but connected world. We believe that as accessibility to the Internet expands to include multiple devices, integrating critical applications, such as Web-based personal information management applications, will become increasingly essential.

The eCal Solution

        The eCal platform provides an Internet-based solution for the management and communication of time-sensitive personal, business and group information and events. We deliver the eCal platform using an ASP model that allows our customers to focus their energies on their core competencies instead of spending valuable time, money and personnel resources in building and managing their own Internet-based application. Our customers are typically able to reduce the total time and cost for implementation and ongoing maintenance activities while being better able to plan for information technology expenditures. Our customers also benefit from having access to the latest technology as we continue to enhance our platform.

        eCAPISM, our proprietary application programming interface (API), is the key technology that enables our customers to seamlessly integrate the eCal platform into their Internet, intranet or extranet environments. We believe that our platform is superior to co-branded solutions offered by some of our competitors since customers avoid any brand dilution using our platform. Through eCAPISM, our customers are able to maintain flexibility and control over which features and functions of the eCal platform they deploy as well as maintain their own "look and feel," logos and brand identity. We believe that the success of the eCal platform is evidenced by our agreements with over 100 customers.

  Benefits to End Users

        The benefits derived by consumer and professional users of our services include the following:

  Rich Features and Functionality. The eCal platform includes extensive calendaring functionality enhanced by Web-enabled features, such as group scheduling and collaboration, remote accessibility, real-time access to comprehensive event directories and wireless connectivity. Our platform can be synchronized with PIMs, such as Microsoft Outlook, and PDAs, such as Palm organizers.

  Virtually EverywhereSM. Our service is accessible from virtually any Internet browser-enabled device. With the growth of wireless versions of PDAs and other wireless Web devices, users will increasingly have the ability to access our calendar and communication services at any time and from virtually everywhere. We plan to offer compatibility with wireless devices such as the Palm VII and advanced mobile phones using wireless access protocol (WAP) technologies.
  Unified Platform. The eCal platform allows users to easily aggregate and organize information from a variety of sources into one unified platform, eliminating the need to search in different places for personal and business information. A user's address book, to-do list and appointments are all kept on the eCal platform. Additionally, users visiting nearly any other Web site, which incorporates the eCal platform, can access and add events from our large database of general and site-specific events to their unified calendar from that site.
  Notification and Reminder Services. Users can schedule alerts and notifications to remind them of important time sensitive events via email, mobile or standard phones or pagers. For example, a user can request to receive a phone call prior to an upcoming meeting, a child's birthday or an anniversary. Notifications are database driven to automatically trigger telephone calls based on pre-defined parameters.

  Benefits to Our Web Site Customers

        The benefits derived by our Web site customers from using the eCal platform include the following:

  Enhanced "Stickiness." The highly competitive nature of the Internet rewards Web sites that attract the most traffic. Due to the popularity of personal calendars offered by America Online and Yahoo, other Web sites increasingly realize the importance of offering similar services to draw users and encourage them to keep returning to their sites. We believe the eCal platform gives our customers' Web sites a value-added service which provides each visitor with a highly personalized reason to continue to return to the sites. Repeat visits lead to increased page views which help our customers build brand identity and drive incremental advertising and e-commerce revenues.
  Broadcast of General Events. Many Web sites desire to inform their users of site specific or community events. A logical method for displaying this information is through a calendar format which may be accessed, but not altered, by users regardless of whether or not they are registered users of the eCal platform. Viewers of these "read-only calendars" can elect to add events of personal interest to their own calendars by clicking on an event. Read-only calendars encourage repeat viewing as visitors check for updated information. Examples of read-only calendars include C-SPAN's presidential campaign schedules in conjunction with its Campaign 2000 coverage, Bolt.com's announcement and promotion of teen chat events and Real.com's schedule of online music broadcasts.
  No Brand Dilution. We developed the eCal platform for Web site and enterprise customers and not as an independent portal or destination site. Accordingly, we do not compete with our customers for users. The eCal platform allows for significant flexibility and customization. Our customers maintain total control of the look and feel of all design aspects, so the eCal pages look consistent with other pages on their sites. We are recognized only through a "Powered by eCal" attribution button or text on eCal-generated pages.
  Viral Marketing. The eCal platform automatically attaches customer-branded calendar links to emails sent by users. The eCal platform then checks the email address to see if the recipient has an eCal calendar. If not, our platform automatically creates a new personal calendar account for the recipient, branded with the logo and look and feel of the Web site from which the email originated, while simultaneously placing the new event in the recipient's calendar. The recipient can then access the newly created calendar by clicking on the link contained in the email. As a result of the viral marketing capability of the eCal platform, each user may generate multiple new users for the original Web site.

  Benefits to Our Enterprise Customers

        The benefits derived by our enterprise customers from using the eCal platform include the following:

  Customized Database of Events. Enterprise customers have the option of creating a database of corporate events specific to and accessible only by their users. For example, we are working with a major investment bank to create and broadcast a calendar displaying upcoming "road show" dates and available times for private meetings between issuers and prospective investors. The road show calendar can be delivered to, and accessed by, designated personnel of the investment bank. This functionality enables the parties to communicate availability and schedule meetings through one convenient platform. Our platform enables enterprises to selectively communicate and interact with groups of employees, customers, suppliers and partners.
  More Efficient Communication and Collaboration. Enterprises can increase the efficiency of their employees by enabling them to schedule group meetings and collaborate on projects across the Web. The eCal platform enables employees to access the application from any PC or other Internet browser-enabled device without the need to access the company's internal network.
  Benefits of Outsourcing. Faster implementation, decreased total cost of ownership and no requirement to purchase and maintain software are key benefits derived by enterprises from outsourcing their calendar and scheduling platform to an ASP. Enterprises also benefit from the increased flexibility of an outsourced, Web-based application that can be adapted to future changes in technology.

The eCal Strategy

        Our objective is to capitalize on our proprietary technology and market position to establish the eCal platform as the industry standard for managing, delivering and sharing time-sensitive personal and business information. The key elements of our strategy are to:

  Deliver Internet Infrastructure Solutions

        We designed our core technology to meet the calendar and communications infrastructure needs of our customers. The eCal platform can be seamlessly embedded into and support any customer's Web strategy, without any brand dilution. We are not an independent destination or portal site marketed directly to end users. As a result, we do not incur significant consumer advertising costs to attract users. We offer the various components of our platform individually or bundled together to meet each customer's specific requirements.

  Quickly Gain Web Site Market Share

        We believe that by capturing a significant share of the market as quickly as possible, we have the opportunity to establish the eCal platform as the industry standard. We first began marketing our eCal platform in February 1999. To date we have executed contracts with more than 100 Web site customers. Our success in gaining customers is based, in part, upon our direct sales force, which consisted of over 30 individuals as of March 31, 2000. We are continuing to expand our direct and indirect sales channels to target additional customers. Our indirect sales efforts are based on a partner program with qualified resellers, such as Web design firms and systems integrators, that can promote our service to their customers. Among our reselling partners are USWeb/CKS, iSyndicate and Net2Phone, Inc.

  Expand Sales Efforts for Enterprise Customers

        Recently, we began to expand our direct sales efforts to establish relationships with major corporations and other large enterprises. We believe these customers are rapidly embracing Web-based solutions and will generate significantly greater revenues than the typical Web site customer. We believe the eCal platform is an application that can significantly improve group communications and collaboration for the enterprise and its employees, customers, suppliers and partners on a cost-effective basis.

  Expand Sales Efforts to International Markets

        We believe there is significant international demand for the eCal platform. To address this opportunity, we are expanding our marketing and distribution efforts outside the United States. We recently opened an office in London and plan to open an office in Asia in the near future and in Latin America before the end of the year. To date, we have signed contracts with Breathe.net, Guardian Networks and Sports.com Limited, all United Kingdom-based Web site customers.

  Target Smaller Web Sites

        We recently launched eCalNow!SM to address the market opportunity represented by the multitude of Web sites that are too small to justify a direct sales effort. Found at http://www.eCalNow.com, the product supplements our sales and marketing efforts by enabling us to reach the many thousands of small but active sites that might have an interest in incorporating a calendar and communications platform. eCalNow!SM is an automated, wizard-driven solution for Web sites, enabling them to easily add the eCal platform to their sites for use by their users. By aggregating all of the eCalNow!SM users and categorizing the interests of these sites, we expect to significantly increase our page views and market reach, thereby enhancing the value of our network to our advertisers.

  Continue to Develop Strategic Alliances to Strengthen Our Market Position

        We have entered into strategic alliances with Nokia, Reuters and Net2Phone, all of which have invested in us. We are working with Nokia towards integrating certain features of our platform into select Nokia services. In our strategic alliance with Reuters, we are working together to create several Web services for Reuters that integrate Reuters's financial information products with our eCal platform. We plan to integrate the eCal platform into Net2Phone's Internet telephony and unified messaging services. In addition, we have licensed and plan to integrate various Internet-to-telephone technologies developed by Net2Phone into our platform. We intend to develop relationships with other technology and wireless providers, Internet hosting companies and Internet service providers. We believe these relationships will enhance our platform, accelerate its use and improve penetration of our target customer base.

  Extend Our Technology Leadership

        We plan to continue to enhance our current technologies and expand the features and benefits that we offer. We plan to enhance eCAPISM, our application programming interface, to enable wireless access and to offer third-party developers the ability to develop calendar communications applications for their customers. The initiatives we are pursuing include, among others, wireless access protocol (WAP), extensible markup language (XML) and Internet telephony. We plan to continue to aggressively recruit additional computer scientists, engineers and software developers. We also plan to continue to actively participate in the development and promotion of Internet industry standards.

Our Business Model

        We derive our revenues primarily from application hosting fees paid by customers that use our platform. As of March 31, 2000, we had signed contracts with over 100 customers. Our contracts, on average, provide fees of $78,000 per year and are generally renewable on an annual basis. Many of these contracts are in the process of being implemented, and we begin to recognize revenue upon their implementation.

        Application hosting fees for our Web site customers are based on various factors, including the number of people visiting the Web site and the potential revenue generating opportunities from the site. We also typically receive implementation and professional services fees. We typically control advertising, sponsorship and e-commerce activities on the pages of our customers' sites that are generated by the eCal platform and share revenues generated by these activities with our customers.

        Our pricing model for enterprise customers is based on a variety of factors, including the number of users and the features selected. Because we believe the eCal platform significantly enhances group communication and collaboration for the enterprise and its employees, customers, suppliers and partners, we expect that monthly application hosting fees from enterprise customers with a large numbers of users will be significantly greater than from the average Web site customer.

        We recently introduced eCalNow!SM as a means to reach small and mid-size Web sites for which a direct sales effort is not cost effective. We currently provide eCalNow!SM without charge to these customers. In return, we collect all the advertising, sponsorships and e-commerce revenues generated from eCalNow!SM pages. In the future, we plan to offer eCalNow! customers the option to pay a monthly usage fee to use a version of our platform containing no advertising.

        We believe that we offer our advertising and e-commerce partners a cost-effective means to deliver targeted online advertisements and promotions. For example, users who add cultural events can purchase tickets and related merchandise at that time. The eCal platform offers our advertising and e-commerce partners the opportunity to market to consumers based on specific interests. We sell advertising and sponsorship opportunities that can be displayed anywhere within our network of sites. We believe our advertising and e-commerce network will become increasingly valuable as we continue to add more page views and users to our network. According to Media Metrix, January 2000 data, almost 60% of the individuals using the Internet visit at least one of our customers' Web sites each month.

Features and Functions of the eCal Platform

        Our platform expands the functionality provided by traditional calendars and electronic organizers by leveraging the Internet as a global information source and communications network. The eCal platform integrates scheduling features with extended collaboration and communication functionality and is designed to allow instant access to real-time information.

        We developed the eCal platform based on eCAPISM, our application programming interface. eCAPISM enables us to seamlessly integrate the platform into our customers' Internet, intranet or extranet environment while providing them the ability to customize the look and feel of the graphical front end with which their users interact. We believe that our modular architecture broadens the appeal and utility of the eCal platform by enabling our customers to select and customize components and offer features and functions appropriate to their users.

        The eCal platform consists of the following components:

        Calendar Services. The eCal platform enables customers to offer their users a customizable, integrated, online calendar incorporating standard personal information management features, including date book, address book and to-do lists. Enhanced Web-based functionality allows users to schedule and confirm meetings by email and to share to-do lists with other users. Users can also import address book information from email programs such as Symantec's Eudora, Microsoft Outlook and Netscape Communicator.

        Content Services. The eCal platform includes a database component that receives event feeds from third party content providers, such as Zacks, ESPN SportsTicker, Tribune Media, Pollstar, CultureFinder and Weather Labs. Major categories include finance, entertainment, travel, sports, trade shows, music, concert listings, horoscopes, weather, food and wine, cultural events and healthcare. Users can add to their individual calendars a single event of interest as well as entire categories of public events. Our customers can enable their users to access all or select events from our public content partners and add their own private content feeds for inclusion in their version of the eCal platform. For example, GO.com adds cultural event content viewable only by users of the GO.com calendar. We believe the ability to enable customers to create their own private content feeds significantly adds to the value of the eCal platform.

        Communications Services. The capabilities of the eCal platform extend beyond a simple calendar. We offer the ability to deliver relevant, time-sensitive information in a timely manner to PCs, telephones, wireless devices and other Internet appliances. Among the other capabilities we offer are group and enterprise scheduling, synchronization of any eCal-powered calendar with certain handheld devices and PC-based PIMs, compatibility with wireless devices, Internet-to-phone communication and reminder capabilities and the ability to send and receive calendar events through email.

        Task and Project Collaboration Services. The eCal platform enables task and project collaboration. For example, one of the features of our task and project management system is the ability to share to-do lists and track the completion or progress of those tasks. Priority settings of the to-do list may also be selected and tasks can be placed into predefined or user-defined categories. Tasks can be converted into meetings, notification alarms and reminders. In addition, all of the messages related to a task can be viewed by authorized users.

Features and Functions in Development

        We are continuously working to develop new features and functions to enhance the utility of the eCal platform for our customers and their users. Although we are currently developing many new and enhanced features and functions, some of our high priority initiatives relate to mobile devices, syndicated "add to my calendar" buttons and two-way telephony.

        Mobile Devices. We are currently working with Nokia and other strategic partners to further integrate the eCal platform into wireless devices such as mobile phones and Palm products. Our goal is to provide users the ability to access their information and utilize the benefits of the eCal platform from virtually any location at any time.

        "Add-To-My-Calendar" Button. We have recently developed and are in the process of testing a feature that enables Web sites to post a button adjacent to any event listing. This button allows users to import events into their calendar without the need to leave the Web page being viewed in order to log into their personal calendar. In addition, non-registered users who click one of these buttons will be provided the opportunity to register for their own eCal-powered calendar.

        Voice-to-Calendar Communications and Notifications. In conjunction with our pending acquisition of iPing, we are jointly developing two-way calendar telephony capabilities allowing a user to receive select notifications, such as stock quotes, and enabling the recipient to take responsive action through the telephone keypad, such as initiating a stock purchase or sale order. This functionality will also allow a user to send calendar-driven meetings and requests by telephone and allow the recipients to respond immediately.

Customers

        We market our platform to high-traffic Web sites, enterprise customers and, through our eCalNow!SM service, to small and mid-size Web sites. Set forth below are various Web sites owned or operated by some of our major Web site customers (based upon January 2000 Media Metrix statistics).

Search Engines	GO.com, Looksmart.com, iWon.com
News Info/Entertainment	ZDNet.com, CBSSportsline.com
Directories	Switchboard.com, AnyWho.com
Marketing/Corporate	Real.com, Suretrade.com, mySAP.com
Web Services	Deja.com, VerticalNet.com
Shopping	OfficeMax.com, Office.com, GourmetMarket.com
Internet Service Providers	ATT.net, CAIS.com, Breathe.net
Government	C-Span.org, GovWorks.com
Other Uncategorized/Consolidated	Bolt.com, FindLaw.com

        To date we have also entered into contracts with two enterprise customers. In addition, through our eCalNow!SM program, we have over 3,000 small and mid-size Web site customers.

Customer Case Studies

        The following examples illustrate how certain customers integrate and use the communication services and solutions provided by the eCal platform.

        GO.com

        GO.com, which contains some of the most visited sites on the Internet, was launched in January 1999 by Infoseek in partnership with The Walt Disney Company. Because the GO.com sites are destination sites, GO.com is interested in applications that help attract new members and compel existing members to return. With the eCal platform, GO.com sites can easily implement their own calendar interface to be consistent with the look and feel of the particular site. In addition, GO.com can modify and create custom events for each of its sites. Members are provided with a full-featured on-line calendar to which they can add entertainment, news and sporting events. Additionally, each user's calendar data are portable across all of the GO.com sites, providing each user with an effective way to add various types of events even if dispersed throughout several sites.

        AT&T WorldNet® and AT&T AnyWho®

        AT&T WorldNet® is one of the leading Internet service providers in the United States. AT&T AnyWho® is the fifth-most visited information services site on the Internet (according to Media Metrix, January 2000). AT&T wanted to offer users value-added services that are personal and compelling by providing them with technology to help them better manage their personal and professional lives. The eCal platform provides AT&T with an online calendar service that is simple, personalized and accessible from any Internet-connected PC. As a result, our platform provides WorldNet® and AnyWho® users with a comprehensive time and event management solution that can also notify or alert them of important dates and events and facilitate e-commerce activities.

        RealNetworks, Inc.

        RealNetworks, Inc. is a recognized leader in media delivery on the Internet and, through its Web site Real.com, targets users who seek out music, arts, sports or multimedia events on the Web. RealNetworks sought an effective way to inform members of upcoming events relating to their personal interests. RealNetworks gathers user preferences during its registration process and then uses our custom "add event" function to populate its users' calendars with events that are likely to be of interest to them. In addition, users can add event listings of personal interest into their personal calendar. RealNetworks also uses an abbreviated calendar snippet view displayed on the user's home page to provide a preview of upcoming events.

        Starwood Hotels and Resorts Worldwide, Inc.

        Starwood Hotels is one of the world's largest hotel operating companies. For its globally distributed workforce, Starwood needs to broadcast schedule information related to multiple internal projects and to schedule project meetings with dispersed teams. We provide Starwood's staff with a full featured calendar as well as a read-only calendar of internal events accessible over its intranet. With this functionality, project managers and other employees will be able to view the details of Starwood projects, such as training programs, and add relevant projects to their personal calendars. In addition, Starwood will be able to utilize our calendar platform to broadcast time-sensitive information and events to any or all of its personnel and teams.

        Bolt Media Inc.

        Bolt.com, the largest teen portal on the Internet, enables teenagers to learn about current events, find interesting events and chat with their peers. Bolt views online calendaring as an essential service so its users can keep track of friends' birthdays, concert dates, chat appointments and other events. Bolt selected the eCal platform because it could customize the look and feel of the calendar pages as well as incorporate only those features it views as relevant to its members' needs and lifestyles.

Sales and Marketing

        We currently market our products primarily through direct sales efforts. As of March 31, 2000, we had 45 full time sales and marketing personnel located in Philadelphia, Boston, San Francisco, New York, Los Angeles, Washington, D.C. and London. In addition to our direct sales program, we have begun to build an indirect sales program consisting of qualified resellers, such as Web design firms and systems integrators, who can promote our service to their customers. Current partners in the reseller program include USWeb/CKS, iSyndicate, Inc., liveuniverse.com, Inc., Netopia, Inc., Epicentric, Inc. and Net2Phone, Inc. These resellers typically receive a percentage of revenues derived from the customers they introduce to us.

        When we receive a qualified sales lead, a sales representative makes contact with the potential customer and arranges a sales presentation and demonstration of our platform. The sales representative assesses the potential customer's needs and returns with a sales proposal specifying the applicable terms, integration costs and licensing fees. Pre-sales engineering representatives work in tandem with members of our sales team to provide online demonstrations and explanations of the technology underlying our platform and any other technical assistance that might be required to earn such business. For typical Web site customers, the sales cycle takes three to four weeks. The sales cycle for enterprise customers typically takes longer and usually involves additional technical support, professional services and a pilot project as a proof of concept.

        For most of our Web site customers, we are responsible for selling, serving and managing the advertising, sponsorship and e-commerce sales opportunities on the eCal generated pages of the customer's Web site. We currently have five people dedicated solely to the sale of advertising, sponsorships and e-commerce opportunities.

        We use a variety of marketing programs to build awareness of our platform as well as to attract potential customers. These programs include advertising, promotions, product and strategy updates with industry analysts, public relations activities, direct and relationship marketing programs and trade shows.

Implementation and Customer Support

        Once a contract is signed, our implementation team works closely with the customer to integrate the eCal platform into its Web site or corporate infrastructure. We gather information regarding the distinctive character and preferences of each customer for use by our design and technology teams. For our Web site customers, the integration process generally takes three to four weeks. After the integration is complete, post-sales service representatives manage the customer relationship, including developing programs to help drive traffic to the customer's site, providing upgrades, resolving maintenance issues and monitoring the customer's satisfaction with our services.

        We also offer standard support services such as technical support, continuous product updating, tracking and reporting of metrics and general customer assistance. We provide our customers with technical support 24 hours a day, 7 days a week, accessible by phone, fax or email. Our professional services group typically works with customers who request additional custom features and functionality, have software integration issues or request education and training with respect to our services. We believe our service offerings are a key competitive advantage and are an important element in maintaining long-term relationships with our customers. Our standard support services and upgrades are provided without additional cost to our customers.

The eCal Technology

        Product Architecture

        We have developed a sophisticated architecture for meeting the technical demands of our customers who desire to seamlessly integrate the eCal platform into their Internet, intranet or extranet environments. The core features of our technology include our standards-based application programming interface, wireless connectivity, synchronization technology and notification and messaging capabilities. We believe that our success will depend, in part, on our ability to develop and introduce new services and enhancements to the eCal platform.

        Application Programming Interface

        eCAPISM, our standards-based API, has an open architecture that enables Web developers to seamlessly integrate our calendar features and functions into their existing Internet, intranet or extranet environments. eCAPISM uses hyper-text transfer protocol (http) and extensible markup language (XML) to handle communications. These open standards allow us to merge our application into our customers' architecture and enable our customers to present their users with a uniform look and feel throughout their sites. We believe this functionality is a competitive advantage that makes our platform easier for Webmasters, information technology managers and software engineers to use compared to other competitive offerings.

        Wireless Connectivity

        Our architecture has allowed us to move quickly into the wireless arena through both internal initiatives and technology partnerships with other companies. We are currently working with Nokia on a prototype wireless access protocol (WAP) application that will provide customers with a custom wireless markup language (WML) interface that permits access to calendar functionality from WAP-enabled wireless phones. In addition, we are working with ThinAirApps, LLC, the SyncML Initiative and others to provide access to the eCal platform through other types of wireless devices. We are working with technology providers to support Short Messaging Service notifications, which are 160 character messages delivered directly to text-enabled phones.

        Synchronization Technology

        The eCal platform includes a synchronization module based on the Intellisync(TM) engine licensed from Puma Technology, an industry leader in synchronization. This module enables our customers' users to transfer data (address books, calendars and to-do lists) between the eCal platform and select handheld devices and personal information managers. We currently offer users three-way synchronization with Microsoft Outlook and Palm devices. We also offer an Outlook add-in allowing users to synchronize with the eCal calendar from within the Microsoft Outlook environment. We believe broad synchronization capabilities are an important component of our platform and intend to offer enhanced synchronization technology in the future.

        iPing Technology

        We are incorporating the iPing technology into the eCal platform to address the needs of users to receive telephony-based notifications and messaging, and provide the opportunity for advertisers to sponsor messages to specifically targeted audiences. The core iPing technology is a software platform for delivering and deploying the next generation of Internet-to-phone, time-sensitive messaging applications and services.

        Performance and Scalability

        We have made infrastructure investments that enable us to offer a backend solution that is designed to scale rapidly in order to handle the demanding traffic needs of our customers. Our network data center, which is hosted by Xand Technologies, Inc. in Hawthorne, New York, is designed to optimize performance and maintain reliability. This center has multiple, physically distinct, high-capacity connections to the Internet. The center also has duplicate systems for power, climate-control, fire protection, seismic reinforcement and continuous security surveillance. In addition, we have a backup data center housed at Exodus Communications in Harborside, New Jersey.

        Our system infrastructure has been designed as a tiered architecture to yield benefits to our customers in performance, scalability, availability and reliability. If a server fails, its tasks are automatically reassigned to another running computer. Our backend database servers are sized for both performance and scalability. In addition, we continually investigate means to improve our performance. Our engineering and hosting center technologies monitor traffic patterns and congestion points and reroute traffic flows in an effort to reduce response times. We provide monitoring and support services required to maintain transaction availability 24 hours a day, 7 days a week. Nonetheless, performance is ultimately dependent upon many factors beyond our control, including the overall performance of the Internet infrastructure.

Competition

        The market for our products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Our platform competes with enterprise collaboration software, such as IBM's Lotus Notes and Microsoft's Outlook, in addition to a number of consumer-focused, Web-based calendaring destination sites such as AnyDay and Visto. Email outsourcing providers such as Critical Path have also recently integrated a number of calendar features within their messaging services and compete for enterprise customers.

        We believe enterprises have traditionally attempted to meet their calendar needs through collaboration software. These software applications, however, are generally installed behind the customer's firewall and typically require enterprises to host, maintain and operate the service. However, most of the collaboration software vendors have announced plans to offer some Web-based version of their software to provide increased features to customers.

        Many Web sites offer individuals some form of an Internet calendar. These calendars are generally designed for individual use and are not designed to be licensed to other Web sites. However, several of these consumer-focused Web-based calendaring companies have competed with us for certain Web site customers in the past and could change their strategy to more directly compete with us for future customers.

        We believe that the principal competitive factors in our market include product features and functionality, price, ease-of-use, quality of support and service, time to implement, ease of customization, sales and distribution capabilities, strength of brand name and total cost of ownership. We believe that we currently compete effectively with respect to these factors. However, many of our competitors have longer operating histories and greater financial, technical, marketing and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition than we do and more extensive customer bases that could be leveraged. Such competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to customers than we can. Current and potential competitors either have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Intellectual Property

        We rely on a combination of patent, copyright, service mark, trade secret laws and contractual restrictions to establish and protect our technology. We currently hold one United States patent which covers key functionality and concepts of our scheduling system within our calendar. We also have filed additional patent applications in a number of foreign countries based on our United States filings and expect to file additional patent applications in the United States. In addition, we have seven issued and pending federal service marks in the United States.

        We license content, synchronization technology and certain other technology from various third parties for use in connection with the eCal platform. Since we do not own third party licensed content and technology, we could lose our right to use such information.

        We seek to avoid disclosure of our owned and licensed intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology.

        Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could hurt our business.

        To date, we have not been notified that our products infringe the proprietary rights of others, but there can be no assurance that third parties will not claim infringement with respect to our current or future products. We expect the number of infringement claims to increase as the number of products offered by our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause implementation delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

Legal Proceedings

        We are not a party to any material legal proceedings.

Employees

        As of March 31, 2000, we had 182 employees. Of this total, 116 were in engineering and customer services, 45 in sales and marketing and 21 in executive, finance and administration. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel for whom competition is intense. From time to time, we also employ independent contractors to support our operations. None of our employees is represented by a labor union, and we consider our relations with our employees to be good.

Facilities

        Our headquarters are currently located in a leased facility in Philadelphia, Pennsylvania under leases through October 31, 2004. We recently entered into a lease for an additional facility in Philadelphia under a lease through January 2002. We have an office located in a leased facility in San Francisco, California under a lease through October 31, 2000, with a one year renewal option. We also have smaller leased offices in New York, Los Angeles, Boston, Vienna (Virginia) and London.

MANAGEMENT

Executive Officers, Directors and Other Senior Management

        The following table sets forth certain information about our executive officers, directors and other senior management.

Name	Age	Position
Richard A. Rasansky	39	President, Chief Executive Officer and Chairman of the Board
William J. Conners, Jr	41	Chief Operating Officer and Executive Vice President, Sales and Marketing
Leet "Trip" Denton	43	Chief Technology Officer
Richard W. Liebman	44	Chief Financial Officer
Michael A. Po	41	Senior Vice President, Product Development and Operations
Lee S. Weinstein, M.D.	37	Director
Paul J. Nadel	41	Director
John Malloy	40	Director
Steven Hochberg	38	Director
John Stracke(1)	30	Chief Scientist
Bruce K. Huie(1)	42	Senior Vice President, Products and Services
Parker Lee(1)	46	Vice President and General Manager, Business Development
Frank A. Lauletta III(1)	30	Director, Legal Affairs

(1) Senior Management.

        Richard A. Rasansky has been our President, Chief Executive Officer and Chairman of the Board since our inception in June 1997. Prior to founding eCal, Mr. Rasansky was the Chief Executive Officer of Millennium Media Group, Inc., an international digital media publishing company, which he founded in 1994. From 1990 until joining Millennium, Mr. Rasansky served as an independent investor, technical advisor and product designer for several public and private entities. From 1982 until 1990, Mr. Rasansky was a principal of The CoreGroup, a group of affiliated companies engaged in a variety of investment transactions. While associated with The CoreGroup, Mr. Rasansky focused his expertise mainly in the areas of real estate, corporate finance and operations management. Mr. Rasansky holds a Bachelor of Science degree in economics from the Wharton School of Business of the University of Pennsylvania. Mr. Rasansky also studied computer science and electrical engineering at the Moore School of Engineering at the University of Pennsylvania and is the holder of three United States patents.

        William J. Conners, Jr. has been our Chief Operating Officer and Executive Vice President, Sales and Marketing since November 1998. Prior to joining us, Mr. Conners held two positions at Netscape Communications Corporation. Mr. Conners was Vice President of Sales (North American Telecommunications) from September 1998 until November 1998 and Director of Original Equipment Manufacturing Sales for the Eastern United States from January 1996 until September 1998. Mr. Conners received the Strategic Business Development Manager of the Year award in 1998 from Netscape. From September 1992 until joining Netscape, Mr. Conners held various positions with InSoft Corporation, a provider of collaborative software computing, including as Vice President of Strategic Business Development and as Vice President of Worldwide Sales. Prior to joining InSoft, Mr. Conners co-founded QStar Technologies, a hierarchical storage management company, in January 1990 and was its Executive Vice President of Sales and Marketing. From 1986 until founding QStar, Mr. Conners was with Sony Corporation of America as National Sales Manager for Optical Data Storage Technologies. Mr. Conners received a Bachelor of Arts degree in economics from Villanova University.

        Leet "Trip" Denton has been our Chief Technology Officer since August 1997. Prior to joining us, Mr. Denton co-founded V_Graph Inc. in 1986 and served as its Vice President from inception until August 1997. V_Graph develops ways of computing with Web-enabled applications, multimedia software and rapid application development tools. While with V_Graph, Mr. Denton was responsible for developing VirtualVideo, a DOS-based multimedia authoring system. Mr. Denton also directed development of OZONE, a Windows-based multimedia authoring system. Mr. Denton received a certificate from the Pennsylvania Academy of the Fine Arts. Mr. Denton holds joint patents related to multiview application generation systems and calendar scheduling systems.

        Richard W. Liebman has been our Chief Financial Officer since October 1998. Prior to joining us, Mr. Liebman was Senior Vice President at Pennsylvania Merchant Group, Ltd, an investment banking firm, from January 1997 until October 1998. From June 1994 until January 1997, Mr. Liebman founded and was Managing Director of Liebman Capital, Inc., which focused on investing in businesses in the technology field. During that period, Mr. Liebman invested in and served as a director or executive officer of a number of companies, one of which, a retailer of consumer software, filed for bankruptcy and was subsequently liquidated. From February 1990 until January 1992, Mr. Liebman was European Managing Director in Paris, France for Vital Signs, Inc., a New Jersey-based medical device manufacturer. From 1981 until February 1990, Mr. Liebman served in the corporate finance departments of Oppenheimer & Co. and L.F. Rothschild, Unterberg Towbin. Mr. Liebman received his Bachelor of Arts degree in economics and history from Brown University and his Masters in Business Administration degree from Columbia University.

        Michael A. Po has been our Senior Vice President, Product Development and Operations since November 1999. Prior to joining us, Mr. Po was Senior Vice President, Product Development at WorldStreet Corp., a financial application services provider, from May 1998 until November 1999. Prior to joining WorldStreet, Mr. Po held two positions with Netscape Communications Corporation. From February 1997 until April 1998, Mr. Po was the Director of Product Management and from January 1996 until February 1997, Mr. Po was the Director of Product Development. From February 1994 until January 1996, Mr. Po was Vice President, Product Development at InSoft. Prior to joining InSoft, Mr. Po was Director, Global Information Systems at AMP, Inc., a global manufacturer of electronic equipment, from November 1990 until February 1994. Mr. Po received a Bachelor of Science degree in Mechanical Engineering, cum laude, and a Masters of Science degree in Mechanical Engineering from the University of Massachusetts.

        Lee S. Weinstein, M.D. has been a director since our inception in June 1997. Since 1990, Dr. Weinstein has been the Chief Executive Officer of Xand Technologies, Inc., formerly known as CUBE Computer Corporation, a manufacturer of high performance computers and a provider of corporate data center services. Dr. Weinstein received a Bachelor of Science degree in biology from Syracuse University and an M.D. degree from New York Medical College.

        Paul J. Nadel has been a director since June 1999. Since June 1995, Mr. Nadel has been the President of East West Capital Associates and of Adelson Investors, LLC, both venture capital firms that invest in companies focusing on the convergence of media, commerce and communications. From January 1994 until June 1995, Mr. Nadel was the Executive Vice President and General Counsel of ICS Communications, a private company providing cable television and telephony services. Mr. Nadel received a Bachelor of Arts degree from University of Southern California and a Juris Doctor degree from Northwestern University.

        John Malloy has been a director since December 1999. Since September 1998, Mr. Malloy has been a partner with Nokia Ventures, L.P., a venture capital firm of which Nokia Corporation is a limited partner. From 1996 until joining Nokia Ventures, Mr. Malloy was Vice President of Business Development for Nokia, Inc. and oversaw Nokia's merger and acquisition activity in North America. From 1993 to 1996, Mr. Malloy was Vice President and General Counsel of GO Communications, a personal communications systems startup. Prior to that, Mr. Malloy was employed with MCI, a telecommunications company. His last position with MCI was Marketing Director. Mr. Malloy received a Bachelor of Arts degree from Boston College and a Juris Doctor degree from the George Mason University School of Law.

        Steven Hochberg has been a director since April 1999. Since February 2000, Mr. Hochberg has been the Chief Executive Officer and director of Clinsights, Inc., which provides Internet-based clinical outcomes and e-procurement databases. Since February 1999, Mr. Hochberg has been the managing member of The Ascent Group, LLC, which provides finance and management resources to early stage technology companies. Since July 1999, Mr. Hochberg has been the Chief Executive Officer and director of ExpertCommerce Inc., which provides third party Web sites with decision-support software and service. Since July 1998, Mr. Hochberg has been the Chief Executive Officer and a director of Eminent Technology Partners, Inc., the parent company of a health e-commerce investment partnership and contract research organization. From September 1997 until September 1998, Mr. Hochberg served as the Chief Executive Officer of Tavolo, Inc., an e-commerce provider of specialty foods and cookware. From 1993 until September 1997, Mr. Hochberg served as the President and a director of AHT Corporation, a publicly-traded clinical information systems and healthcare e-commerce company. Mr. Hochberg also served as the President and a director of Physicians' Online, Inc., an online provider of interactive medical reference and communication services to physicians, from February 1992 until August 1995. Mr. Hochberg is a Certified Public Accountant and received a Bachelor of Business Administration degree from University of Michigan and a Masters in Business Administration degree from the Harvard Business School.

        John Stracke has been our Chief Scientist since January 1999. Prior to joining eCal, Mr. Stracke was a senior engineer at Netscape, where he worked on Netscape Conference, Netscape Netcaster, and other projects, as well as representing Netscape in the WebDAV working group of the Internet Engineering Task Force. Mr. Stracke joined Netscape in January 1996 as a result of the acquisition of InSoft by Netscape. At InSoft, from October 1993 until January 1996, Mr. Stracke was responsible for the company's conferencing and streaming architectures. From November 1992 until October 1993, Mr. Stracke was employed by Analysis & Technology, Inc. and, from October 1991 until November 1992, by the National Science Center Foundation. Mr. Stracke has a Bachelor of Arts degree in mathematics from Northwestern University, and has various patents pending related to push technology and peer-to-peer multipoint videoconferencing.

        Bruce K. Huie has been our Senior Vice President, Products and Services since March 2000. Mr. Huie was our Vice President of Products from August 1999 until March 2000. From July 1998 until August 1999, Mr. Huie was Director of Communities with Infoseek. From November 1996 until June 1998, Mr. Huie was Product Manager at CyberCash, Inc., a provider of secure electronics commerce payment solutions. From July 1996 to November 1996, Mr. Huie was a consultant for Reality Communications, an intranet consulting company. From July 1995 until May 1996, Mr. Huie was Product Manager at Open Market, Inc., a provider of e-business software for customer relationship management. Mr. Huie received a Masters of Arts degree in communications from the University of Southern California and a Bachelor of Arts degree in economics from George Washington University.

        Parker Lee has been our Vice President and General Manager, Business Development since May 1999. From November 1998 until May 1999, Mr. Lee was Vice President of Business Development at Mediashower, a company specializing in tracking and personalization software. From May 1997 until November 1998, Mr. Lee was Vice President of Business Development at FeatureCast (formerly eTicket), a company that syndicates major media brands for distribution on the Internet. From July 1994 until May 1997, Mr. Lee was the President of M3 Group, a consulting and multimedia talent company. Mr. Lee received a Bachelor of Science degree from the University of California at Davis.

        Frank A. Lauletta III has been our Director, Legal Affairs since September 1999. From August 1996 until September 1999, Mr. Lauletta was an attorney in the corporate department of the Philadelphia-based law firm Dilworth Paxson LLP, where he concentrated in the areas of mergers and acquisitions, private financings and general corporate representation of public and private companies. From September 1995 until August 1996, Mr. Lauletta served as the law clerk to the Honorable James E. Rafferty, a New Jersey Superior Court judge. Mr. Lauletta received a Bachelor of Science degree from the University of Delaware and a Juris Doctor degree, with tax honors, from Rutgers University School of Law.

Board of Directors and Committees

        Pursuant to a shareholders agreement, Nokia Ventures, L.P. and Adelson Investors, LLC each have the right to designate one director for our board of directors, and all shareholders owning our preferred stock outstanding prior to this offering and certain holders of our common stock have agreed to vote their shares for the election of each designee. Messrs. Malloy and Nadel are the current designees of Nokia Ventures and Adelson Investors, respectively. The rights to designate directors will expire upon the closing of this offering.

        As of the closing of this offering, our board of directors will consist of five directors and will be classified into three classes with staggered three-year terms, each class to contain, as nearly as possible, one-third of the number of members of our board. One class of directors will be elected for a three-year term at each annual meeting of the shareholders commencing in 2001. The terms of Mr. Hochberg and Dr. Weinstein will expire at the 2001 annual meeting of shareholders; the terms of Messrs. Malloy and Nadel will expire at the 2002 annual meeting of shareholders; and the term of Mr. Rasansky will expire at the 2003 annual meeting of shareholders.

        Our board of directors recently established an audit committee and a compensation committee. Messrs. Hochberg and Nadel are members of the audit committee, and Mr. Malloy and Dr. Weinstein are members of the compensation committee. The audit committee's principal functions include making recommendations to our board regarding the annual selection of our independent auditors, reviewing the proposed scope of each annual audit and reviewing the recommendations of our independent auditors resulting from the audit of our financial statements. The compensation committee's principal functions are to establish the compensation of senior officers and to establish and administer our compensation programs, including the grant of awards under our stock option plans. Our board may, at various times, establish other committees to facilitate the management of our company.

Advisory Board

        We have established a board of advisors to assist with the planning of our strategic growth and development. The board of advisors currently consists of Dr. Thomas P. Gerrity, formerly Dean of the University of Pennsylvania Wharton School of Business and currently Professor and Director of the Wharton School Electronic Commerce Forum, and Kavitark R. Shriram, formerly Vice President of Business Development at Amazon.com Inc. and President of Junglee, Inc., and currently a managing partner at Sherpalo LLC, a venture capital firm. Members of the board of advisors do not receive cash compensation but have been granted options to purchase 12,500 shares of common stock at an exercise price of $6.50 per share for serving on our board of advisors.

Director Compensation

        Prior to this offering, directors received no cash compensation for their service on our board of directors. Each nonemployee director did, however, receive a stock option grant for 45,000 shares at an exercise price of $4.00 per share, except for one nonemployee director whose options had an exercise price of $.01 per share, which were exercised in December 1999. Following this offering, we expect our board will create a structure for compensating nonemployee directors through the grant of options or shares of restricted stock under our 2000 Equity Compensation Plan described below. All directors will be reimbursed for out-of-pocket expenses incurred in connection with their service as a director. Directors who are also our employees will not receive any additional compensation for their service as a director.

Executive Compensation

        The following table sets forth certain information concerning the compensation paid by us during the year ended December 31, 1999 to our Chief Executive Officer and the three other executive officers who earned at least $100,000 during 1999.

Summary Compensation Table

				Long-Term
				Compensation

				Awards

	Fiscal	Annual Compensation(1)		Securities
	Year			Underlying	All Other
Name and Principal Position	Ended	Salary($)	Bonus($)	Options(#)	Compensation($)
Richard A. Rasansky	1999	168,173	--	--	--
President and Chief Executive Officer
William J. Conners, Jr.	1999	155,577	150,000	200,000	--
Chief Operating Officer and Executive Vice President, Sales and Marketing
Leet "Trip" Denton	1999	103,846	--	200,000	--
Chief Technology Officer
Richard W. Liebman	1999	125,115	--	450,500	--
Chief Financial Officer and Senior Vice President

(1) The value of certain perquisites and other personal benefits is not included in the amounts disclosed because their total value did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

Option Grants in Last Fiscal Year

        The following table sets forth certain information with respect to stock options granted to each of the executive officers named in the Summary Compensation Table above during 1999, including the potential realizable value over the term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercise will be dependent on the future performance of our common stock. All options were granted under our 1998 Stock Option Plan.

Option Grants in Last Fiscal Year

	Individual Grants

					Potential Realizable Value at
	Number of				Assumed Annual Rates of
	Securities	Percent of Total			Stock Price Appreciation for
	Underlying	Options Granted to			Option Term($)(1)
	Options	Employees in Fiscal	Exercise Price	Expiration
Name	Granted(#)	Year(%)	Per Share ($)	Date	5% ($)	10% ($)
Richard A. Rasansky	--	--	--	--	--	--
William J. Conners, Jr.	200,000(2)	6.6	2.00	5/28/04	110,513	244,204
Leet "Trip" Denton	200,000(2)	6.6	2.00	5/28/04	110,513	244,204
Richard W. Liebman	300,000(3)	9.9	1.25	1/2/04	103,606	228,941
	150,000(2)	4.9	2.00	5/28/04	82,884	183,153
	500(4)	*	4.00	9/1/04	553	1,221

* Less than 1% of the total options granted to employees in 1999.

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC and are based on the assumption that the exercise price was the fair market value of the shares on the date of grant, as determined under the 1998 Stock Option Plan by our board. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(2) This option vests in 36 equal monthly installments beginning on the first month after the date of grant.

(3) This option vests in 18 equal monthly installments beginning on the first month after the date of grant.

(4) This option vested immediately upon the date of grant.

Stock Option Exercises and Holdings

        The following table sets forth certain information concerning the number and value of the shares of common stock underlying the options held by the executive officers named in the Summary Compensation Table as of December 31, 1999. None of the named executive officers exercised any options during 1999.

Aggregated Option Exercises in

Last Fiscal Year and Fiscal Year-End Option Values

	Number of		Value of
	Securities Underlying		Unexercised
	Unexercised		In-the-Money
	Options at		Options at
	December 31, 1999(#)(1)		December 31, 1999($)(2)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard A. Rasansky	--	--	--	--
William J. Conners, Jr.	391,665	368,335
Leet "Trip" Denton	38,888	161,112
Richard W. Liebman	229,666	220,834

(1) All options were granted under our 1998 Stock Option Plan.

(2) There was no public trading market for our common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $_____ per share, less the applicable exercise price, multiplied by the number of shares underlying the options.

Stock Option Plans

        2000 Equity Compensation Plan

        Our 2000 Equity Compensation Plan was adopted by our board of directors on ____________, 2000 and approved by our shareholders effective ______________, 2000. The 2000 Equity Compensation Plan is intended to supersede our 1998 Stock Option Plan. Upon the closing of this offering, no further grants will be made under our 1998 Stock Option Plan. The terms and provisions of the plan are summarized below. This summary, however, does not purport to be a complete description of the plan and is qualified in its entirety by the terms of the plan.

        Purpose. The purpose of the 2000 Equity Compensation Plan is to provide to:

  designated employees of eCal and its subsidiaries;
  certain advisors who perform services for eCal or its subsidiaries; and
  non-employee members of our board of directors,

the opportunity to receive grants of options to purchase common stock intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, non-qualified options or restricted shares. We believe that the plan will encourage the participants to contribute materially to our growth and will align the economic interests of the participants with those of our shareholders.

        General. Subject to adjustment as described below, the plan authorizes awards to participants of up to_____________ shares of our common stock. No more than _________ shares in the aggregate may be granted to any individual in any calendar year. If any options granted under the plan expire or are terminated for any reason without being exercised, or restricted shares are forfeited, the shares of common stock underlying that award will again be available for grant under the plan.

        Administration of the Plan. The compensation committee of our board administers the plan. The committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the plan. The committee has the full authority to interpret the plan and to make rules, regulations, agreements and instruments for implementing the plan. The committee's determinations made under the plan are to be conclusive and binding on all persons having any interest in the plan or any awards granted under the plan.

        Eligibility. Grants may be made to any employee of eCal or any of its subsidiaries and to any non-employee member of our board of directors as well as to members of our board of advisors. In addition, key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, other than as part of the offer or sale of securities in a capital-raising transaction. To date, no options or awards have been made under the plan.

        Options. Incentive stock options may be granted only to employees. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of common stock underlying an option shall be determined by the committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided that the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to a grantee who owns more than 10% of the total combined voting power of all of our classes of stock must be equal to 110% of the fair market value of the common stock on the date of grant.

        Unless the applicable option agreement provides otherwise, a participant can exercise an option by paying the applicable exercise price in cash or, with the approval of the committee, by delivering shares of common stock owned by the grantee having a fair market value on the date of exercise equal to the aggregate exercise price of the option being exercised, or by such other method as the committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the plan provides that we may make loans to participants or guarantee loans made by third parties to the participant for the purpose of assisting participants in exercising their options. The committee has the authority to set the terms and conditions that will apply to any loan or guarantee.

        Options vest according to the terms and conditions determined by the committee and specified in the grant instrument. The committee will determine the term of each option up to a maximum of ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

        Restricted Stock. The committee will determine the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the committee may determine in its sole discretion. The restrictions will remain in force during a restriction period set by the committee. If the grantee ceases to be employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must immediately be returned to us.

        Amendment and Termination of the Plan. Subject in certain instances to shareholder approval, the committee may amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless the committee terminates it earlier or extends it with the approval of the shareholders.

        Adjustment Provisions. In the event that certain reorganizations of eCal or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the plan and the exercise price per share or the applicable market value of such grants will be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any person under the plan.

        Change of Control and Reorganization. Upon a Change of Control, as defined in the plan, the committee may:

  determine that the outstanding stock option grants will immediately vest and become exercisable;
  determine that the restrictions and conditions on all outstanding restricted stock will immediately lapse;
  require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options; or
  after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options.

        Upon a Reorganization, as defined in the plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the committee determines otherwise, all outstanding option grants will be assumed by or replaced with comparable options by the surviving corporation. In addition, the committee may:

  require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, of an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee's unexercised options exceeds the exercise price of those options; or
  after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options.

        Federal Tax Consequences of Stock Options.  In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to us. To receive this special tax treatment, an option holder must neither dispose of his option shares within two years after the incentive stock option is granted nor within one year after its exercise. In addition, the option holder must be an employee of eCal or one of its subsidiaries at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in computing his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

        If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income, and we will generally be entitled to a deduction equal to the amount includable by the option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved.

        No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will be recognized by an option holder at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price, and we will generally be entitled to a deduction for federal income tax purposes in the same amount. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option.

        Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

        Section 162(m).  Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to our chief executive officer or to any of our other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation, which includes amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The plan is intended to make grants of stock options and restricted shares that meet the requirements of performance-based compensation.

    1998 Stock Option Plan

        Our 1998 Stock Option Plan was adopted in November 1998. The terms and provisions of the plan are summarized below. This summary, however, does not purport to be a complete description of the plan and is qualified in its entirety by the terms of the plan.

        The plan permits us to grant options to certain employees, officers, directors, consultants and advisers. The plan, as amended, authorizes the grant of options to purchase up to 6,500,000 shares of common stock (subject to adjustments under certain circumstances). If options expire or are terminated for any reason without being exercised, the shares of common stock subject to such options again will be available for grant.

        The plan is now administered by our compensation committee. Prior to the creation of the compensation committee, the plan was administered by our board. Grants under the plan may consist of incentive stock options or non-qualified stock options. Options may be granted to any employee (including officers and directors), members of our board who are not employees, and consultants and advisors who perform services for us. During any calendar year, no employee, officer, director, consultant or advisor may receive options for more than 1,000,000 shares of common stock.

        The option price of any incentive stock options granted under the plan will not be less than the fair market value of the underlying shares of common stock on the date of grant. The option price of a non-qualified stock options will be determined by our board in its sole discretion, and may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of grant. Our board will determine the term of each option, provided that the exercise period may not exceed ten years from the date of grant. The option price of an incentive stock option granted to a grantee who owns more than 10% of the total combined voting power of all of our classes of stock must be equal to 110% of the fair market value of the common stock on the date of grant, and the incentive stock option's term may not exceed five years. Any grantee of options may pay the option price (1) in cash, (2) by certified or cashier's check payable to us or (3) by such other method as the committee may approve. In addition, the committee may provide that payment may be made in whole or in part in shares of our common stock held by the grantee. The committee may impose on the options such vesting and other conditions as it deems appropriate. Options may be exercised while the grantee is an employee, officer, director, consultant or advisor of eCal or within a specified period after termination of the grantee's employment or service.

        In the event of a change of control (as defined in the plan), all outstanding options will become fully exercisable, unless the committee determines otherwise. Except as provided below, and unless the committee determines otherwise, in the event of a merger where eCal is not the surviving corporation, all outstanding options will be assumed or replaced with comparable options by the surviving corporation. The committee may require grantees to surrender their outstanding options in the event of a change of control and receive a payment in cash or common stock equal to the amount by which the fair market value of the shares of common stock subject to their options exceeds the exercise price of the options.

        All options will be granted subject to any applicable federal, state and local withholding requirements, and we can deduct from wages paid to the grantee any such taxes required to be withheld with respect to the options. If we so permit, a grantee may choose to satisfy our income tax withholding obligation with respect to the options by having the shares withheld up to an amount that does not exceed the grantee's maximum marginal tax rate for federal, state and local taxes.

        Our board may amend (subject to certain limitations as set forth in the plan) or terminate the plan at any time; provided that, if our common stock becomes publicly traded, our board may not make any amendment that requires shareholder approval pursuant to Section 162(m) of the Internal Revenue Code without such shareholder approval. By its terms, the plan will terminate on November 4, 2008, unless terminated earlier by our board or extended by our board with shareholder approval.

401(k) Plan

        We have established a tax-qualified employee savings and retirement plan (401(k) plan) for which all of our employees are eligible, except for employees working less than 1,000 hours annually. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lower of 12% or the statutorily prescribed limit and have the amount of such reduction contributed to the plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Employment Agreements

        We have entered into an employment agreement with Richard Rasansky, our President and Chief Executive Officer. The initial term of the agreement continues until December 31, 2002, and then automatically renews itself for successive one year terms unless Mr. Rasansky resigns or we terminate his employment. Mr. Rasansky currently receives a base salary of $200,000 and is eligible to receive an annual bonus of not less than $50,000, subject to board approval and the fulfillment of certain performance standards. Our board has agreed to negotiate in good faith, upon the closing of this offering, an amendment to Mr. Rasansky's employment agreement providing additional compensation and other benefits equivalent to those customarily provided to chief executive officers of public companies of a similar size and stage of development in similar industries. Upon execution of the agreement, Mr. Rasansky received $146,000 as reimbursement for services rendered and expenses incurred prior to the date of the agreement which were deferred by Mr. Rasansky. If we terminate Mr. Rasansky without cause or if Mr. Rasansky terminates his employment with good reason, both as defined in the agreement, he will be entitled to receive his base compensation for a period equal to the greater of twelve months or through the end of the then-current term, plus any earned bonus for the full year of termination but in no event less than $50,000. In the event we discharge Mr. Rasansky other than for cause in contemplation of or within one year following a change of control, as defined in the agreement, or Mr. Rasansky terminates his employment with good reason within one year following a change of control, Mr. Rasansky will be entitled to receive his base compensation for the greater of two years following termination or through the end of the then current term, plus any earned bonus for the full year of termination but in no event less than $50,000; provided, however, in no event will any amount payable to Mr. Rasansky upon change of control exceed 2.99 times his base amount, as defined by Section 280G of the Internal Revenue Code. Mr. Rasansky is subject, in certain circumstances, to both non-solicitation and non-competition restrictions for one year following the termination of his employment.

        We have entered into an employment agreement with William J. Conners, Jr., our Chief Operating Officer and Executive Vice President of Sales and Marketing. The initial term of the agreement continues until November 22, 2000, and then automatically renews itself for successive one year terms unless Mr. Conners resigns or we terminate his employment. Mr. Conners currently receives a base salary of $185,000 (subject to annual review by our board) and is eligible to receive additional incentive compensation as part of our Executive Sales Compensation Plan. Under certain limited circumstances provided in the agreement, Mr. Conners is eligible to receive a 1.5% commission of the sale price of eCal; however, this provision expires if no binding agreement has been entered into by us and our shareholders on or before November 22, 2000. We may terminate Mr. Conners at any time after the sale of our company in which Mr. Conners receives a commission with the payment of only his salary and incentive compensation earned but not paid to the date of termination. If Mr. Conners' employment is terminated by us for his failure to meet certain performance goals as defined in the agreement, Mr. Conners' will receive his base salary for the lesser of six months or the remainder of the then current term. Mr. Conners is subject to both non-solicitation and non-competition restrictions for one year following the termination of his employment.

        We have entered into an employment agreement with Leet Denton, our Chief Technology Officer. The initial term of the agreement continues until August 29, 2000, and then automatically renews itself for successive one year terms unless Mr. Denton resigns or we terminate his employment. Mr. Denton currently receives a base salary of $125,000 (subject to annual review by our board) and is eligible to receive a performance bonus subject our board's approval. If Mr. Denton's employment is terminated by us without good cause, as defined in the agreement, he will continue to receive his base salary for an additional six months. Mr. Denton is subject to a non-solicitation restriction for two years following termination of his employment and a non-competition restriction for six months following termination of his employment.

        We have entered into an employment agreement with Richard Liebman, our Chief Financial Officer. The initial term of the agreement continues until October 15, 2000, and then automatically renews itself for successive one year terms unless Mr. Liebman resigns or we terminate his employment. Mr. Liebman currently receives a base salary of $165,000 (subject to annual review by our board) and is eligible to receive a performance bonus subject to our board's approval. If Mr. Liebman's employment is terminated by us without good cause, as defined in the agreement, he will continue to receive his base salary for an additional six months. Mr. Liebman is subject to a non-solicitation restriction for two years following termination of his employment and a non-competition restriction for six months following termination of his employment.

Compensation Committee Interlocks and Insider Participation

        In March 2000, our board formed the compensation committee that, among other things, will make decisions regarding the compensation of our executive officers. Prior to that time, our board made compensation decisions. Richard Rasanksy, our Chairman, President and Chief Executive Officer, participated in those compensation decisions as a member of our board.

        Xand Technologies, Inc., a company owned by Lee Weinstein, one of our directors, serves as our Internet service provider. Xand is also a value-added reseller for Sun Microsystems and, as such, assembles advanced computer servers which we purchase. From the period from inception to December 31, 1997 and the years ended December 31, 1998 and December 31, 1999, we paid Xand $0, $120,342 and $500,431, respectively. We believe that the terms we have received from Xand are no less favorable than we would have received from third party vendors.

        During 1999, we entered into indemnification agreements with each of our directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        On June 10, 1999, we entered into a stock purchase agreement with Adelson Investors, LLC, wherein Adelson purchased shares of our preferred stock. As part of this transaction, we provided Adelson Investors with the right to designate one director to our board. Paul Nadel is currently the designee of Adelson Investors serving on our board. In addition, the stock purchase agreement provided Adelson Investors with certain preemptive rights. On January 28, 2000, Adelson Investors exercised its preemptive right and purchased 170,000 shares of Series E preferred stock at a purchase price of $1,105,000. The $6.50 per share was the same as the other investors purchasing the Series E preferred stock at that time.

        In November 1999, Cameron Denton, the brother of Leet Denton, one of our executive officers, purchased 10,000 shares of our common stock as part of one of our private placements for an aggregate purchase price of $65,000. This was the same price per share as the other investors in the private placement.

        In April and November 1999, the brother-in-law of Richard W. Liebman, one of our executive officers, David Field, purchased 37,500 and 11,500 shares, respectively, of our common stock as part of two of our private placements for an aggregate purchase price of $149,750, at the same price per share paid by the other investors in each of the private placements.

        See also "Management--Compensation Committee Interlocks and Insider Participation" with respect to transactions with Xand Technologies, Inc. and indemnification agreements with our directors.

PRINCIPAL SHAREHOLDERS

        The table below sets forth information regarding the beneficial ownership of our common stock as of April 10, 2000, by:

  each person known to us to own beneficially more than 5% of our common stock;
  our three principal strategic partners;
  each of our directors;
  each of our executive officers listed in the Summary Compensation Table; and
  all of our directors and executive officers as a group.

        The calculations of the percentages in the following table are based on 10,333,446 shares of our common stock outstanding prior to the closing of this offering and 3,557,630 shares of common stock to be issued upon conversion of all outstanding preferred stock in connection with the closing of this offering. Unless otherwise noted, we believe that the shareholders listed below have sole voting and investment power with respect to their shares.

		Percentage of Shares
		Beneficially Owned

	Number of Shares	Before this	After this
Name of Beneficial Owner	Beneficially Owned(1)	Offering	Offering
Richard A. Rasansky(2)	4,457,458	32.1%
Adelson Investors, LLC(3)	1,236,667	8.9
Nokia Ventures, L.P.	500,454	3.6
Reuters Holdings Switzerland SA(4)	693,816	5.0
Net2Phone, Inc.	156,862	1.1
William J. Conners(5)	608,749	4.2
Leet "Trip" Denton(6)	541,666	3.9
Richard W. Liebman(7)	408,916	2.9
Lee S. Weinstein, M.D.	605,555	4.4
Paul Nadel(8)	1,236,667	8.9
John Malloy(9)	545,454	3.9
Steve Hochberg(10)	225,000	1.6
All directors and executive officers as a group (9 persons)(11)	8,686,020	58.3

 (1) With respect to each shareholder, includes any options or warrants held by such shareholder that are exercisable within 60 days of April 5, 2000.

 (2) Mr. Rasansky's address is c/o eCal Corporation, 234 N. Columbus Blvd., Philadelphia, Pennsylvania, 19106. Includes an aggregate of 900,000 shares of common stock held by three trusts of which Mr. Rasansky serves as trustee.

 (3) Includes warrants to purchase 25,000 shares of common stock. Adelson Investors, LLC's address is 10900 Wilshire Boulevard, Suite 950, Los Angeles, California 90024.

 (4) Reuters Holdings Switzerland SA's address is 153 Route De Thonon, 1245 Collogne-Bellerire, Switzerland.

 (5) Includes options to purchase 518,749 shares of common stock.

 (6) Includes options to purchase 68,749 shares of common stock.

 (7) Includes options to purchase 335,916 shares of common stock and 38,000 shares of common stock held by Mr. Liebman's two children.

 (8) Consists of 1,211,667 shares of common stock and warrants to purchase 25,000 shares of common stock, all owned by Adelson Investors, LLC. Mr. Nadel is the Managing Member of Adelson Investors, LLC. Mr. Nadel's address is c/o Adelson Investors, LLC's address is 10900 Wilshire Boulevard, Suite 950, Los Angeles, California 90024. Mr. Nadel disclaims beneficial ownership of these shares.

 (9) Includes 500,454 shares of common stock owned by Nokia Ventures, L.P. Mr. Malloy is a partner in Nokia Ventures, L.P. Mr. Malloy disclaims beneficial ownership of these shares.

(10) Consists of shares held by three trusts for which Mr. Hochberg serves as trustee.

(11) Includes options to purchase an aggregate of 978,969 shares of common stock and warrants to purchase 25,000 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

        The following information describes our common stock and other equity securities, as well as certain provisions of our articles of incorporation and bylaws as in effect as of the closing of this offering. This description is only a summary. You should also refer to our articles of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

General

        At the closing of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. Immediately following the completion of this offering, and assuming no exercise of the underwriters' over-allotment option, an aggregate of __________ shares of common stock will be issued and outstanding and no shares of preferred stock will be outstanding.

Common Stock

        The holders of common stock are entitled to one vote per share on each matter to be decided by the shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of common stock have no preemptive, redemption or conversion rights. The holders of common stock will be entitled to receive ratably such dividends, if any, as our board of directors may declare from time to time out of funds legally available for such purpose. In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of preferred stock, the holders of our common stock will be entitled to share ratably in our remaining assets. All outstanding shares of common stock are, and the common stock offered hereby will be, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors is authorized, without further action by the shareholders, to provide for the issuance of shares of preferred stock as a class without series or in one or more series, to establish the number of shares in each class or series and to fix the designations, powers, preferences and rights of each such class or series and the qualifications, limitations or restrictions thereof. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, our board may afford the holders of any class or series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control of eCal. As of the date of this prospectus, we have not authorized the issuance of any preferred stock, except shares that will be converted into common stock prior to or upon the closing of this offering. There are no plans, agreements or understandings for the issuance of any shares of preferred stock.

Anti-Takeover Effects of Provisions of the Articles of Incorporation, Bylaws and Pennsylvania Law

        We are subject to the provisions of Section 2538 and Sections 2551-2556 of the Pennsylvania Business Corporation Law of 1988, or the PBCL, which, in certain cases, impose certain restrictions on and provide for supermajority shareholder approval of business combinations involving us and any "interested shareholder" (defined to include, in the case of Section 2538, shareholders who are a party to the business combination or who are treated differently from other shareholders, and, in the case of Sections 2551-2556, shareholders who beneficially own 20% or more of the voting power of a "registered" corporation, such as us). The term "business combination" includes a merger, asset sale or other transaction involving an interested shareholder.

        The PBCL also provides that the directors of a corporation making decisions concerning takeovers or any other matters may consider, to the extent that they deem appropriate, among other things, (1) the effects of any proposed transaction upon any or all groups affected by such action, including, among others, shareholders, employees, suppliers, customers and creditors, (2) the short-term and long-term interests of the corporation and (3) the resources, intent and conduct of the person seeking control.

        Our bylaws provide that our board of directors is to be composed of three classes, with staggered three-year terms, each class to contain as nearly as possible one-third of the number of members of our board. Accordingly, at each annual meeting of shareholders, only approximately one-third of our directors will be elected.

        Certain other provisions of our articles of incorporation and bylaws could also have the effect of preventing or delaying a change in control, including (1) the advance notification procedures governing certain shareholder nominations of candidates for our board of directors and for certain other shareholder business to be conducted at an annual meeting, (2) the absence of authority for shareholders to call special shareholders meetings, except in certain limited circumstances mandated by the PBCL, and (3) the absence of authority for shareholder action by written consent by less than all of our shareholders. These provisions could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, control of us.

Limitation of Liability and Indemnification

        As permitted by the PBCL, our bylaws provide that a director shall not be personally liable in such capacity for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of the taxes of eCal pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on our board of directors protection against awards of monetary damages for negligence in the performance of their duties.

        Our bylaws also provide that every person who is or was a director or officer of eCal, or a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for, any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which he served as such at the request or for the benefit of eCal, shall be indemnified by us to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or officer of eCal, or a director, officer, employee, agent, partner or fiduciary of, or in any other capacity, for such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not he still holds such position at the time the expenses or liabilities are incurred.

        In addition, we have entered into idemnification agreements with each of our directors providing indemnification to the fullest extent permitted by law.

Warrants

        Upon completion of this offering, there will be warrants outstanding to purchase an aggregate of 636,572 shares of common stock on an as-converted basis, consisting of:

  warrants to purchase 26,000 shares of common stock at an exercise price of $2.00 per share, which will expire during March 2004;
  warrants to purchase 224,572 shares of common stock at an exercise price of $3.00 per share, which will expire during June 2004;
  a warrant to purchase 210,000 shares of preferred stock at an exercise price of $3.00 per share, which will expire during August 2004, and which upon exercise will automatically convert into a similar number of shares of common stock;
  warrants to purchase 1,000 shares of common stock at an exercise price of $4.00 per share, which will expire on September 16, 2004;
  warrants to purchase 50,000 shares of common stock at an exercise price of $6.50 per share, which will expire on November 23, 2004; and
  warrants to purchase 125,000 shares of common stock at an exercise price of $6.50 per share, which will expire during February 2005.

Registration Rights

        The terms of agreements between us and the holders of various of our securities provide for certain registration rights. After the consummation of this offering, the holders of an aggregate of 6,876,621 shares of common stock and shares issuable upon exercise of stock options and warrants will be entitled to certain registration rights as follows:

  Demand Registration Rights: At any time beginning 180 days after the closing of this offering, the holders of at least one-third of an aggregate of 3,796,549 shares of common stock and shares issuable upon exercise of stock options and warrants will have the right to request that we prepare and file and use all reasonable efforts to cause to become effective as promptly as practicable a registration statement covering those registrable shares.
  Piggyback Registration Rights: The holders of an aggregate of 6,851,621 shares of common stock and shares issuable upon exercise of stock options and warrants will have the right to require us to include their registrable securities in most types of registration statements that we may file.

Registration of shares of common stock pursuant to the exercise of these registration rights would result in such shares becoming tradable immediately upon the effectiveness of such registration and may adversely affect our stock price.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been any public market for our common stock. Future sales of substantial amounts of common stock (including shares issued upon exercise of outstanding options or warrants) in the public market could adversely affect the market price of our stock from time to time and could affect our ability to raise equity capital in the future.

        Upon completion of this offering, we will have ___________ shares of common stock outstanding. The _________ shares sold in this offering will be freely tradable without restriction, except that any shares purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, may generally be sold only pursuant to an effective registration statement under the Securities Act or in compliance with the limitations of Rule 144 as described below. The remaining ____________ shares of common stock are "restricted securities," as that term is defined in Rule 144, and may not be sold unless they are registered under the Securities Act, except where an exemption is available. Under Rule 144, ___ of the restricted shares may be sold subject to applicable volume and other restrictions 90 days after the date of this prospectus and holders of _____ shares of common stock will be eligible to sell their shares immediately without such volume or other restrictions. However, the holders of _______ of these shares have agreed to a 180-day "lock-up" with respect to their shares. This generally means that they may not sell their shares during the 180 days following the date of this prospectus without the approval of Donaldson, Lufkin & Jenrette Securities Corporation (DLJ). However, beginning as early as 90 days after this offering, ________ of these shares may become available for sale if the price of our stock is double the initial public offering price for a specified period and, beginning 135 days after this offering, an additional ________ of these shares may become available for sale if the price of our stock is double the initial public offering price for a specified period. As shares are released from the lock-up, they may be sold in accordance with Rule 144. In addition, the holders of warrants to purchase ______ shares of common stock can exercise these warrants at any time, and those shares can then be sold in accordance with Rule 144 or under a registration statement, including rules that permit, under certain circumstances, the holder of the warrant to count the period of time he held the warrant in calculating the holding period for the stock issued upon exercise of the warrant.

        DLJ may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. However, DLJ currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, DLJ will consider, among other factors, a shareholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

        Rule 144 makes available an exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who owns shares that were acquired from the issuer or an affiliate of the issuer at least one year prior to the proposed sale will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  1% of the then-outstanding shares of common stock (approximately ________ shares immediately after this offering); or

  the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who owns shares that were acquired from the issuer or an affiliate of the issuer at least two years prior to the proposed sale is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

        Certain holders of our common stock and warrants have rights to have their shares registered as described above under "Description of Capital Stock -- Registration Rights."

        Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our stock option plans. Shares registered under such registration statement would be available for sale in the open market in the future unless such shares are subject to vesting restrictions or the contractual restrictions described above.

UNDERWRITING

        Subject to the terms and conditions contained in an underwriting agreement dated ______________, 2000, the underwriters named below, which are represented by Donaldson, Lufkin & Jenrette Securities Corporation, U.S. Bancorp Piper Jaffray Inc., C.E. Unterberg, Towbin, Jefferies & Company, Inc. and DLJdirect Inc. have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below.

Number of
Underwriter	Shares

Donaldson, Lufkin & Jenrette Securities Corporation
U.S. Bancorp Piper Jaffray Inc.
C.E. Unterberg, Towbin
Jefferies & Company, Inc.
DLJdirect Inc.

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel as to certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

        The underwriters initially propose to offer the shares of our common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers, including the underwriters, at the initial offering price less a concession not in excess of $ _____ per share. The underwriters may allow, and the dealers may re-allow, to other dealers a concession not in excess of $_____ per share. After the initial offering of our common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to a total of __________ additional shares of common stock at the initial public offering price less underwriting discounts. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to a number of conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the preceding table.

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to _____% of the shares included in this offering, to be sold to some of our shareholders, directors, officers, employees, strategic partners and their friends and families, and to other persons and entities that we believe have contributed to the development and success of our business. The number of shares available for sale to the general public will be reduced to the extent these persons purchase reserved shares. The persons purchasing shares under our directed share program must commit to purchase shares at the same time as the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

        We have agreed to indemnify the underwriters against a number of liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make.

        We and each of our executive officers and directors, and some of our shareholders and option and warrant holders have, subject to some exceptions:

  agreed to (1) not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, shares of common stock or securities convertible into or exercisable or exchangeable for common stock which may be deemed to be beneficially owned by the shareholders in accordance with the rules and regulations of the Securities and Exchange Commission) or (2) not enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any such securities (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of our securities, in cash or otherwise), without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation; and
  agreed to not make any demand for, or exercise any right with respect to, the registration of any such securities, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation,

for a period of 180 days after the date of this prospectus. However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by our officers) will be released from these restrictions on the later to occur of the end of the 90-day period after the date of this prospectus or the second trading day following the first public release of our quarterly results, provided that the reported sale price of our common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on such date. An additional 25% of the shares subject to the restrictions described above (other than shares owned by our officers) will be released from these restrictions if the reported last sale price of our common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on the last trading day of the 135-day period after the date of this prospectus. Each person subject to the lock-up agreement described above has agreed to execute any transaction released from restriction in accordance with the terms in this paragraph only through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette Securities Corporation.

        In addition, during the 180-day period, we have agreed to not file any registration statement with respect to the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, except for a registration statement covering securities issued under our stock option plans, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion, release at any time all or any portion of the securities subject to the lock-up agreements.

        From November 1999 through January 2000, we sold 1,515,963 shares of our Series E preferred stock in a private placement primarily to institutional and strategic investors at a price of $6.50 per share. C.E. Unterberg, Towbin and certain of its affiliates purchased 93,008 of such shares. C.E. Unterberg, Towbin and such related persons are subject to the lock-up agreements described above with respect to the shares purchased by them. Upon the closing of this offering, these preferred shares will automatically convert into an equal number of shares of common stock.

        On April 5, 2000, we sold 612,311 shares of our Series F preferred stock in a private placement primarily to institutional and strategic investors at a price of $12.75 per share. Certain affiliates of Donaldson, Lufkin & Jenrette Securities Corporation purchased 55,609 of such shares. These affiliates of Donaldson, Lufkin & Jenrette Securities Corporation are subject to the lock-up agreements described above with respect to the shares purchased by them. Upon the closing of this offering, these preferred shares will automatically convert into an equal number of shares of common stock.

        Prior to this offering, there has been no established trading market for our common stock. The initial public offering price of the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of this offering.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of the particular jurisdiction. Persons with this prospectus should inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

        The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option described above.

Total

	Per	No	Full
	Share	Exercise	Exercise

Underwriting discounts to be paid by us	$	$	$

        We estimate that the total expenses of this offering, excluding the underwriting discounts, will be approximately $        .

        In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of our common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities, and they may end any of these activities at any time.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Cozen and O'Connor, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York. Cozen and O'Connor has options to purchase 6,000 shares of our common stock, and members of Cozen and O'Connor have options to purchase 8,000 shares of our common stock and own 7,843 shares of our preferred stock which will automatically convert into an equal number of shares of common stock upon the closing of this offering.

EXPERTS

        The financial statements of eCal Corporation as of December 31, 1998 and 1999 and for the period from June 17, 1997 (inception) to December 31, 1997 and each of the two years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of iPing, Inc. as of December 31, 1998 and 1999 and for the period from April 22, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the period from inception to December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of common stock we are offering pursuant to this prospectus, you should refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement. You may read and copy the registration statement and any other documents filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site at http://www.sec.gov that contains the registration statement, proxy statements, information statements, reports and other information concerning registrants that file electronically with the SEC.

        Upon completion of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

INDEX TO FINANCIAL STATEMENTS

Page
eCal Corporation
Report of Independent Accountants	F-2
Balance Sheets as of December 31, 1998 and 1999	F-3
Statements of Operations for the period from June 17, 1997 (inception) through December 31, 1997, and the years ended December 31, 1998 and 1999	F-4
Statements of Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit) for the period from June 17, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999	F-5
Statements of Cash Flows for the period from June 17, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999	F-6
Notes to Financial Statements	F-7
iPing, Inc. (A Development Stage Company)
Report of Independent Accountants	F-19
Balance Sheets as of December 31, 1998 and 1999	F-20
Statements of Operations for the period from April 22, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and the period from inception to December 31, 1999	F-21
Statements of Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit) for the period from April 22, 1998 (inception) through December 31, 1998, the year endedDecember 31, 1999 and the period from inception to December 31, 1999	F-22
Statements of Cash Flows for the period from April 22, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and the period from inception to December 31, 1999	F-23
Notes to Financial Statements	F-24

Report of Independent Accountants

To the Board of Directors and Shareholders of eCal Corporation:

In our opinion, the accompanying balance sheets and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of eCal Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from June 17, 1997 (inception) to December 31, 1997 and the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 3, 2000

eCal Corporation

Balance Sheets

	December 31,

			Pro forma
	1998	1999	1999
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$441,239	$4,973,345	$4,973,345
Accounts receivable, net of allowance for doubtful accounts of $38,000 at December 31, 1999	--	430,347	430,347
Prepaid expenses and other current assets	817	329,062	329,062

Total current assets	442,056	5,732,754	5,732,754
Property and equipment, net	114,675	2,262,755	2,262,755
Other long-term assets	--	46,126	46,126

Total assets	$556,731	$8,041,635	$8,041,635

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$100,000	$ --	$ --
Current portion of capital leases	--	400,815	400,815
Accounts payable	122,542	199,577	199,577
Deferred revenue	--	828,749	828,749
Accrued compensation	--	403,883	403,883
Accrued expenses	42,104	202,248	202,248
Accrued advertising costs	--	180,143	180,143

Total current liabilities	264,646	2,215,415	2,215,415
Long-term debt	29,404	--	--
Long-term capital leases	--	216,492	216,492

Total liabilities	294,050	2,431,907	2,431,907

Commitments and contingent liabilities
Redeemable convertible preferred stock (see Note 6)	--	6,398,749	--

Shareholders' equity (deficit):
Common stock, $0.01 par value, 20,000,000 shares authorized, 8,049,555 and 10,320,638 shares issued and outstanding at December 31, 1998 and 1999, respectively, actual; 11,823,651 at December 31, 1999 proforma (unaudited)	22,996	45,706	60,736
Additional paid-in capital	1,468,952	10,731,505	17,115,224
Accumulated deficit	(1,229,267)	(10,043,384)	(10,043,384)
Warrants issued (see Note 7)	--	(1,522,848)	(1,522,848)

Total shareholders' equity (deficit)	262,681	(789,021)	5,609,728

Total liabilities, redeemable convertible preferred stock and shareholders' equity (deficit)	$556,731	$8,041,635	$8,041,635

The accompanying notes are an integral part of these financial statements.

eCal Corporation

Statements of Operations

	June 17, 1997
	(Inception)
	through	Year ended December 31,
	December 31,
	1997	1998	1999
Revenues (see Note 10)	$ --	$727	$478,406
Cost of revenues	--	--	1,195,626

Gross profit (loss)	--	727	(717,220)
Operating expenses:
Sales and marketing	19,235	125,769	3,967,084
Research and development	105,178	363,743	1,419,140
General and administrative	148,943	457,037	2,367,536

Total operating expenses	273,356	946,549	7,753,760

Loss from operations	(273,356)	(945,822)	(8,470,980)
Net interest income (expense)	(2,057)	(8,032)	34,588

Net loss	$(275,413)	$(953,854)	$(8,436,392)

Accretion of redeemable convertible preferred stock to redemption value			(377,725)

Net loss applicable to common shareholders	$(275,413)	$(953,854)	$(8,814,117)

Basic and diluted net loss per share applicable to common shareholders	$(0.05)	$(0.13)	$(0.95)

Basic and diluted weighted average shares outstanding	6,055,346	7,343,070	9,288,892

Basic and diluted unaudited pro forma net loss per share applicable to common shareholders			$(0.86)

Basic and diluted unaudited pro forma weighted average shares outstanding			9,824,506

The accompanying notes are an integral part of these financial statements.

eCal Corporation

Statements of Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit)

			Shareholders equity (deficit)
	Redeemable convertible
	preferred stock		Common stock		Additional			Total
					paid in	Accumulated	Warrants	shareholders'
	Shares	Amount	Shares	Amount	capital	deficit	issued	equity (deficit)
Common stock to founders	--	$ --	5,750,000	$ --	$ --	$ --	$ --	$ --
Sale of common stock, net of stock issuance costs of $17,052	--	--	1,000,555	10,006	295,442	--	--	305,448
Net loss	--	--	--	--	--	(275,413)	--	(275,413)

Balance at December 31, 1997	--	--	6,750,555	10,006	295,442	(275,413)	--	30,035
Sale of common stock, net of stock issuance costs of $21,000	--	--	1,279,000	12,790	1,148,710	--	--	1,161,500
Conversion of note payable to common stock	--	--	20,000	200	24,800	--	--	25,000
Net loss	--	--	--	--	--	(953,854)	--	(953,854)

Balance at December 31, 1998	--	--	8,049,555	22,996	1,468,952	(1,229,267)	--	262,681
Sale of common stock, net of stock issuance costs of $2,000	--	--	2,066,500	20,665	6,544,835	--	--	6,565,500
Sale of Series A preferred stock, net of stock issuance costs of $3,000	200,000	365,300	--	--	--	--	--	--
Sale of Series B preferred stock, net of stock issuance costs of $4,100	275,000	1,064,200	--	--	--	--	--	--
Sale of Series C preferred stock, net of stock issuance costs of $6,900	475,000	1,893,100	--	--	--	--	--	--
Sale of Series E preferred stock, net of stock issuance costs of $25,375	461,346	2,698,424	--	--	--	--	--	--
Issuance of non-employee stock options	--	--	--	--	275,954	--	--	275,954
Issuance of stock options below fair market value	--	--	--	--	292,050	--	--	292,050
Issuance of warrants	--	--	--	--	2,023,809	--	(1,638,267)	385,542
Contra-revenue or expense associated with warrants issued	--	--	--	--	--	--	115,419	115,419
Conversion of notes payable to common stock	--	--	153,333	1,533	113,467	--	--	115,000
Exercise of common stock options	--	--	51,250	512	12,438	--	--	12,950
Accretion of redeemable convertible preferred stock to redemption value		377,725				(377,725)		(377,725)
Net loss	--	--	--	--	--	(8,436,392)	--	(8,436,392)

Balance at December 31, 1999	1,411,346	$6,398,749	10,320,638	$ 45,706	$ 10,731,505	$ (10,043,384)	$ (1,522,848)	$ (789,021)

The accompanying notes are an integral part of these financial statements.

eCal Corporation

Statements of Cash Flows

	June 17, 1997
	(Inception)
	through	Year ended December 31,
	December 31,
	1997	1998	1999
Cash flows from operating activities:
Net loss	$ (275,413)	$ (953,854)	$ (8,436,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,648	36,838	343,181
Non cash compensation and other expenses	--	--	512,761
Contra-revenue or expense associated with warrants issued			115,419
Non cash interest	--	4,404	37,466
Provision for doubtful accounts	--	--	40,000
Changes in assets and liabilities:
Accounts receivable	--	--	(470,347)
Prepaid expenses and other current assets	(743)	(74)	(317,011)
Other long-term assets			(46,126)
Accounts payable	26,554	95,988	77,035
Accrued compensation and expenses	9,671	32,433	744,170
Deferred revenues	--	--	828,749

Net cash used in operating activites	(231,283)	(784,265)	(6,571,095)

Cash flows from investing activities:
Capital expenditures	(45,051)	(115,110)	(1,663,332)
Other	--	--	11,525

Net cash used in investing activities	(45,051)	(115,110)	(1,651,807)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	305,448	1,186,500	6,578,450
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	--	--	6,359,374
Proceeds from issuance of convertible subordinated notes	--	100,000	--
Proceeds from Ben Franklin Technology Center	22,500	2,500	--
Repayments of debt	--	--	(29,404)
Payments on capital lease obligations	--	--	(153,412)

Net cash provided by financing activities	327,948	1,289,000	12,755,008

Net increase in cash and cash equivalents	51,614	389,625	4,532,106

Cash and cash equivalents, beginning of period	--	51,614	441,239

Cash and cash equivalents, end of period	$ 51,614	$ 441,239	$ 4,973,345

Supplemental disclosure of cash flow:
Cash paid for interest	$ 3,052	$ 4,608	$ 25,021

The accompanying notes are an integral part of these financial statements.

eCal Corporation

Notes to Financial Statements

1. Description of Business:

        eCal Corporation (the Company) has developed an Internet-based solution for the management and communication of time-sensitive personal, business and group information and events using an application service provider (ASP) model. The Company was incorporated in Pennsylvania on June 17, 1997. As defined in Statement of Financial Accounting Standards No. 7 "Accounting and Reporting By Development Stage Enterprises," the Company is no longer considered a development stage company, though it was in previous years.

2. Summary of Significant Accounting Policies:

Cash and Cash Equivalents:

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company's cash equivalents are stated at cost, which approximates market value.

Property and Equipment:

        Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded. Depreciation is computed using the straight-line method, based on the estimated useful lives of assets, which range from 2 to 5 years.

Costs of Computer Software:

        Effective January 1, 1999, the Company adopted Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under SOP No. 98-1, the cost of internal-use software which has a useful life in excess of one year is capitalized and amortized over a period of 2-3 years. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred.

Concentrations of Credit Risk:

        The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company licenses and sells its products to various companies in the Internet, technology and other industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

Unaudited Pro Forma Balance Sheet:

        Upon the closing of the Company's anticipated initial public offering, all outstanding shares of preferred stock will automatically convert into shares of common stock. The unaudited pro forma balance sheet reflects the conversion for all outstanding shares of redeemable convertible preferred stock at December 31, 1999 into 1,503,013 shares of common stock.

Revenue recognition:

        Revenue from the licensing of the Company's calendar platform is recognized ratably over the life of the contract, beginning when the service is available to the customer's users, assuming there are no significant obligations remaining and collection of the receivable is probable. All implementation fees incurred to setup, integrate and configure the calendar with the customer's Web site are recognized over the same period as the licensing fees. Revenue from the sale of advertising and sponsorships is recognized when the actual advertisements are placed. E-commerce revenue is recognized when a transaction takes place. Deferred revenue represents billings made or cash received in advance of services performed under licensing agreements.

        In certain of the licensing agreements with its customers, the Company has agreed to purchase advertising space to either re-sell or promote the calendar service (see Note 10).

Cost of Revenues:

        Cost of revenues represents the Company's costs to develop and maintain its Web site and calendar and communications software. Included in these costs is depreciation related to Web site hardware and amortization of capitalized computer software costs.

Research and Development:

        Research and development costs are expensed as incurred for any software product which is in the preliminary project stage or which is not probable of being completed and available to perform the function intended.

Income Taxes:

        The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Under the liability method, deferred income taxes are recognized for the tax consequences of differences between amounts reported for financial reporting and income tax purposes by applying enacted statutory tax rates applicable to future years to such differences. Deferred taxes result primarily from temporary differences arising from the variance between the book and tax lives of certain assets.

Stock-Based Compensation:

        Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock. Any such excess is amortized over the vesting period. All transactions, other than with employees and directors, in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) (see Note 7).

Historical Net Income (Loss) Per Share:

        Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of incremental shares issuable upon the conversion of convertible preferred shares and convertible debt (using the if converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares were excluded for all periods presented, as their effect was anti-dilutive.

Unaudited Pro Forma Net Loss Per Share:

        Pro forma basic and diluted net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding during the period and gives effect to the automatic conversion of all outstanding redeemable convertible preferred stock into common stock as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in weighted average shares of 535,614 used to compute basic and diluted net loss for the year ended December 31, 1999. Other common equivalent shares were excluded for all periods presented, as their effect was anti-dilutive.

        The accretion to the redemption value of the redeemable convertible preferred stock of $377,725 has been excluded from the calculation of pro forma net loss applicable to common shareholders.

Advertising Costs:

        Advertising costs are expensed as incurred or, if paid in conjunction with certain licensing agreements, are recognized ratably over the life of the agreement. Advertising expense for the period from June 17, 1997 though December 31, 1997 and the years ended December 31, 1998 and 1999 were $0, $0 and $1,106,799, respectively.

Estimates Utilized in the Preparation of Financial Statements:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments:

        The carrying value of the Company's financial instruments, which include cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and capital lease obligations, are considered to approximate fair value due to the relatively short maturities of the respective instruments.

Recently Adopted Accounting Pronouncements:

        The Company adopted the provisions of Emerging Issues Task Force Issue No. 99-17, "Accounting for Advertising Barter Transactions" (EITF 99-17), effective January 1, 1999. EITF 99-17 requires that revenues and expenses are recognized from advertising barter transactions at the fair value of the advertising surrendered or received only when an entity has a historical practice of receiving or paying cash for similar advertising transactions. The Company had no advertising barter transactions during any of the periods presented.

3. Property and Equipment:

A summary of property and equipment and related accumulated depreciation is as follows:

		December 31,

	Life	1998	1999
Computer, communication and office equipment	3-5 years	$ 152,018	$ 563,450
Furniture and fixtures	5 years	8,143	88,545
Capitalized software purchased or internally developed	2-3 years	--	1,228,053
Computer equipment under capital lease	3 years	--	770,719

		160,161	2,650,767
Less: accumulated depreciation		45,486	388,012

		$114,675	$ 2,262,755

        Depreciation expense was $8,648, $36,838 and $343,181 for the period of June 17, 1997 to December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

4. Long-Term Debt:

        Long-term debt consisted of the following:

December 31, 1998

Ben Franklin Technology Center	$ 29,404
Convertible subordinated notes	100,000

129,404
Less current portion	100,000

Long-term portion	$ 29,404

        The Company had no long-term debt outstanding as of December 31, 1999.

        In 1997, the Company received a $25,000 loan from the Ben Franklin Technology Center, a state sponsored program. The balance at December 31, 1998 includes accrued interest of $4,404. During 1999, the Company repaid all outstanding principal and interest.

        In July 1998, the Company issued $100,000 of subordinated convertible notes, which carried an interest rate of 10%, payable on December 31, 1999. The notes were convertible at any time into common stock at a rate of $.75 per share. On December 23, 1999, the principal and interest were converted into 153,333 shares of common stock.

        In December 1998, a note payable of $25,000 was converted into 20,000 shares of common stock at $1.25 per share.

        In March 1999, the Company entered into a $500,000 revolving line of credit (the Credit Agreement) which expires on April 30, 2000. Interest on outstanding borrowings is payable monthly at the prime rate plus 1.75% (10.25% at December 31, 1999). The Company issued a warrant to purchase 20,000 shares of common stock with an exercise price of $2.00 and a term of five years in connection with the Credit Agreement (see Note 6). The Credit Agreement is collateralized by a lien on all of the Company's assets. The Company has not drawn any amounts on the Credit Agreement.

        As of December 31, 1999, the Company was in compliance with all debt covenants relating to the Credit Agreement after receiving a waiver for violations of minimum cash and working capital requirements, which occurred during 1999.

5. Income Taxes:

        The tax effects of temporary differences that comprise the Company's deferred tax asset are as follows:

	December 31,

	1998	1999
Deferred tax assets:
Net operating loss	$ 497,000	$ 3,795,000
Deferred revenue	--	361,000

Total deferred tax assets	497,000	4,156,000
Valuation allowance	(497,000)	(4,156,000)

	$ --	$ --

        As of December 31, 1998 and 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,224,000 and $8,791,000, respectively. The federal loss carryforwards, which expire between 2017 and 2019, are available to offset future federal taxable income, if any. The Company also had state net operating loss carryforwards as of December 31, 1998 and 1999 of $1,224,000 and $8,791,000, respectively. The state loss carryforwards, which expire between 2007 and 2009, are limited to a maximum utilization of $1,000,000 per year.

        Management has determined that realization of these tax benefits is uncertain and therefore has provided a full valuation allowance. The utilization of tax credit carryforwards may be limited by changes in ownership under Section 382 of the Internal Revenue Code and similar statutes.

        Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax primarily due to the following:

	Period from
	June 17, 1997
	through	Year ended December 31,
	December 31,
	1997	1998	1999
U.S. federal income tax benefit	(90,000)	(324,000)	(2,868,000)
State income taxes, net of federal income tax benefit	(29,000)	(59,000)	(805,000)
Other	2,000	3,000	14,000
Change in valuation allowance	117,000	380,000	3,659,000

Income tax expense	--	--	--

6. Redeemable Convertible Preferred Stock:

        All preferred shares automatically convert to common shares upon the closing of a public offering of the Company's common stock that meets defined criteria.

        Each series of redeemable convertible preferred stock is subject to mandatory redemption requirements under certain limited circumstances as defined in the statement with respect to shares for each series of preferred stock. Those circumstances include a merger or consolidation in which the Company is not the surviving entity. Should a redemption event occur, each share could be redeemed at its liquidation value but would not share in any distribution to common shareholders.

        The Company is authorized to issue up to 5,000,000 shares of redeemable convertible preferred stock in such classes and series as may be determined by the Board of Directors from time to time. The following is a summary of the redemption values of outstanding redeemable convertible preferred stock, $.01 par value:

December 31, 1999
Series A; 200,000 shares authorized, issued and outstanding (liquidation and redemption value of $400,000)	$400,000

Series B; 275,000 shares authorized, issued and outstanding (liquidation and redemption value of $1,100,000)	1,100,000

Series C; 475,000 shares authorized, issued and outstanding (liquidation and redemption value of $1,900,000)	1,900,000

Series D; 210,000 shares authorized, no shares issued and outstanding	--

Series E; 2,000,000 shares authorized and 461,346 shares issued and outstanding (liquidation and redemption value of $2,998,749)	2,998,749

$6,398,749

        On June 10, 1999, the Company authorized the issuance of 200,000, 275,000 and 475,000 shares of Series A, Series B and Series C redeemable convertible preferred stock, respectively. During 1999, all shares of the Series A, Series B and Series C convertible preferred stock were issued in exchange for proceeds of $400,000, $1,100,000 and $1,900,000, respectively. In connection with these issuances, the Company issued a detachable warrant to purchase 25,000 shares of common stock with a five year term and an exercise price of $3.00 per share (see Note 7). The fair value of this warrant has been estimated at $63,400 on the date of issuance using the Black-Scholes valuation model. The Company recorded proceeds from these preferred stock issuances, net of the value of the warrant and issuance costs of $14,000. The value of the warrant was included in additional paid-in capital.

        On August 19, 1999, the Company authorized the issuance of 210,000 shares of Series D convertible redeemable convertible preferred stock in connection with a license and services agreement (see Note 7).

        On October 27, 1999, the Company authorized the issuance of 2,000,000 shares of series E convertible redeemable convertible preferred stock. This authorization was later amended on January 7, 2000. As of December 31, 1999, 461,346 shares of Series E redeemable convertible preferred stock were issued in exchange for proceeds of $2,998,749. In connection with certain of these Series E issuances, the Company issued a detachable warrant to purchase 50,000 shares of common stock with a five year term and an exercise price of $6.50 per share (see Note 7). The fair value of this warrant has been estimated at $274,950 on the date of issuance using the Black-Scholes valuation model. The Company recorded proceeds from these preferred stock issuances, net of the value of the warrant and issuance costs of $25,375. The value of the warrant was included in additional paid-in capital.

        As of December 31, 1999, there remained 1,840,000 shares of preferred stock available for issuance that had not been designated.

        Each series of redeemable convertible preferred stock entitles its holders to participate in cash dividends paid to the Company's common shareholders. In the event of any liquidation, dissolution or winding up of the Company, each series entitles its holders to receive the original price paid for the stock, plus any declared but unpaid dividends, but not to share in any additional distribution to common shareholders. Preferred shareholders shall have a number of votes per share equal to the number of shares of common stock into which each share of redeemable convertible preferred stock held by such shareholder is convertible.

        The holders may voluntarily convert their shares of redeemable convertible preferred stock to shares of common stock at any time, at a rate equal to each shares' liquidation value divided by its conversion price. The conversion prices as of December 31, 1999 were $2.00, $3.00, $4.00, $3.00 and $6.50 for Series A, B, C, D and E, respectively.

7. Shareholders' Equity (Deficit)

    Common Stock:

        On June 17, 1997 and August 29, 1997, an aggregate of 5,750,000 shares of common stock were issued to founders of the Company. An additional 555,555 shares of common stock were issued in June 1997 to a director of the Company for $.18 per share and throughout the remainder of 1997, 445,000 shares of common stock were sold at $.50 per share. The Company incurred $17,052 of stock issuance costs in connection with common stock issued in 1997.

        In 1998, the Company sold an aggregate of 1,279,000 shares of common stock for total proceeds of $1,161,500 net of stock issuance costs of $21,000. Of the common stock issued in 1998, 555,000 shares were issued at $.50 per share and 724,000 shares were issued at $1.25 per share.

        In December 1998, a note payable of $25,000 was converted into 20,000 shares of common stock at $1.25 per share.

        In 1999, the Company sold an aggregate of 2,066,500 shares of common stock for total proceeds of $6,565,500 net of stock issuance costs of $2,000. Of the common stock issued in 1999, 354,000 shares were issued at $1.25 per share, 1,112,500 shares were issued at $2.00 per share and 600,000 shares were issued at $6.50 per share. In addition, the Company received $12,950 from the exercise of options to purchase 51,250 shares of common stock.

        In December 1999, the principal and interest on the Company's subordinated convertible notes in an aggregate amount of $115,000 were converted into 153,333 shares of common stock at $0.75 per share.

    Common Stock Options:

        In November 1998, the Company adopted its 1998 Stock Option Plan. The Plan provides for the granting of incentive stock options (ISOs) and non-qualified stock options (NQSOs) to purchase 1,500,000 shares of common stock to employees, officers, directors and consultants. The option price of any ISO may not be less than the fair market value at the date the option is granted (110% of fair value in certain instances). The option price of a NQSO may be greater than, equal to, or less than the fair market value on the date the option is granted. In 1999, the number of shares for which options may be granted was increased to 4,500,000.

        The Plan is administered by the board of directors. The board of directors determines the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant and for ISOs, may not exceed five years, in certain instances.

        Compensation expense of approximately $292,050 has been recognized in 1999 for certain options which were granted to a director at below the estimated fair value at the time of grant and which vested immediately. The Company also recognized in 1999 compensation expense of $207,219 and capitalized software costs of $68,735 for stock options granted to non-employees in connection with consulting services provided.

        If compensation expense had been determined based on the fair value of the options at the grant date, for those options for which no compensation expense has been recognized, consistent with the method of SFAS 123, the Company's net loss applicable to common shareholders for the years ended December 31, 1998 and 1999 would have been:

	1998 Net Loss	1999 Net Loss
As reported	$ (953,854)	$(8,814,117)

Pro forma	$ (973,241)	$(9,290,122)

Loss per share -- as reported	$(0.13)	$(0.95)

Loss per share -- pro forma	$(0.13)	$(1.00)

        For purposes of the above pro forma analysis, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants in 1998 and 1999: risk-free interest rate of equal to the five year Treasury bill rate for the month of grant; dividend yield of 0%; and expected life of five years. The fair value of each option grant to employees was estimated using the minimum value method of the Block-Scholes option-pricing model, which assumes no volatility.

        Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1999, and most options vest over several years, the above pro forma effects are not necessarily indicative of the pro forma effects in future years.

        A summary of the stock options outstanding as of December 31, 1998 and 1999 and changes during the years then ended, is presented below:

		Weighted
		Average
	Number of	Exercise
	Options	Price

Outstanding at December 31, 1997	--	$ --
Granted	625,000	1.25

Outstanding at December 31, 1998	625,000	1.25
Granted	3,176,948	2.52
Exercised	51,250	0.25
Terminated	60,750	1.67

Outstanding at December 31, 1999	3,689,948	2.35

Exercisable at December 31, 1999	1,290,187	$ 1.71

        The following table summarizes information about stock options outstanding as of December 31, 1999:

	Options Outstanding		Options Exercisable

				Weighted
		Weighted		Average
Range of		Average		Exercise
Exercise Prices	Shares	Remaining Life	Shares	Price

$ 1.25 to $ 2.00	2,561,950	4.16 years	1,169,689	$1.47
$ 4.00	1,127,998	4.69 years	120,498	4.00

	3,689,948	4.32 years	1,290,187	$1.71

    Warrants:

        On June 29, 1999, the Company entered into a license and services agreement. As part of the agreement, the Company issued to the customer a warrant to purchase 199,572 shares of common stock at an exercise price of $3.00 per share. The right to purchase the first 99,786 shares is vested immediately, the right to purchase the second 99,786 shares vests upon a renewal of the agreement and is exercisable in whole or part from the renewal date until June 29, 2004. The fair value of this initial right to purchase 99,786 shares has been estimated at $346,257 at the date of issuance using the Black-Scholes valuation model and the related pro rata charge will be recorded as a contra revenue or, to the extent the fair-value of the warrant exceeds the licensing fee, as a marketing expense. The remaining right to purchase 99,786 shares will be valued if and when the customer renews the license and service agreement.

        On July 15, 1999, the Company entered into a license and services agreement. As part of the agreement, the Company issued to the customer a warrant to purchase 210,000 shares of the Company's Series D redeemable convertible preferred stock at an exercise price of $3.00 per share (see Note 6). The warrant is exercisable in whole or part from the date that the Company's service is available to the customer's users until August 18, 2004. As of December 31, 1999, the service was not available. The fair value of this warrant has been estimated at $728,910 on the date of issuance using the Black-Scholes valuation model and has remaining weighted average life of 4.63 years. The related pro rata charge will be recorded as a contra revenue.

        On December 30, 1999, the Company entered into a reseller license and services agreement. As part of this agreement, the Company issued to the customer a warrant to purchase 100,000 shares of common stock at an exercise price of $6.50 per share. The right to purchase the first 50,000 shares vests six months after the date of issuance. The right to purchase the next 25,000 shares vests 12 months after date of issuance. The right to purchase the final 25,000 shares vests 24 months after the date of issuance. The agreement must be in full force and effect on each of these dates for the related rights to vest. The fair values of each of the rights within this warrant have been estimated at $563,100 using the Black-Scholes valuation model at the date of issuance. The related pro rata charge will be recorded as a contra revenue.

        During 1999, the Company issued warrants to purchase 75,000 shares of common stock in connection with preferred stock issuances (see Note 6).

        During 1999, the Company issued a warrant to purchase 20,000 shares of common stock in connection with its Credit Agreement (see Note 4). The fair value of the warrant issuance has been estimated at $33,700 at the date of issuance using the Black-Scholes valuation model. The related charge has been deferred and amortized over the term of the Credit Agreement.

        During 1999, the Company issued warrants to purchase 7,000 shares of common stock in connection with certain capital leases (see Note 9). The fair value of the warrant issuance is estimated at $13,492 at the date of issuance using the Black-Scholes valuation model. The related charge has been offset against the capital lease obligation and will be amortized over the life of the lease.

        The following weighted average assumptions were used to compute the fair market value of all warrant issuances in 1999: expected volatility 120%; risk-free interest rate equal to the five year Treasury bill rate for the month of grant; dividend yield of 0%; and expected life of five years.

        A summary of the outstanding warrants to purchase shares of common stock as of December 31, 1999 and changes during the year is presented below:

		Weighted
		Average
		Exercise
	Warrants	Price

Outstanding at December 31, 1998	--	$ --
Issued	401,572	4.25

Outstanding at December 31, 1999	401,572	4.25

Exercisable at December 31, 1999	201,786	$3.74

        The following table summarizes all warrants to purchase shares of common stock outstanding as of December 31, 1999:

	Warrants Outstanding		Warrants Exercisable

				Weighted
		Weighted		Average
Range of		Average		Exercise
Exercise Prices	Shares	Remaining Life	Shares	Price

$ 2.00	26,000	4.28 years	26,000	$2.00
$ 3.00 to $ 4.00	225,572	4.51 years	125,786	3.01
$ 6.50	150,000	4.97 years	50,000	6.50

	401,572	4.67 years	201,786	3.74

8.  Supplemental Disclosures of Non-Cash Investing and Financing Activity:

        During 1999, the Company entered into capital leases for computer equipment valued at $770,719. In connection with certain of these leases, the Company issued warrants to purchase 7,000 shares of common stock (see Note 7).

        During 1998 and 1999, notes payable of $25,000 and $100,000 were converted into 20,000 and 153,333 shares of common stock, respectively. Accrued interest of $15,000 was included in the 1999 conversion (see Note 4).

        During 1999, the Company issued warrants to purchase 75,000 and 20,000 shares of common stock in connection with certain preferred stock issuances and the Credit Agreement, respectively. The fair value of the warrants issued in connection with the preferred stock issuances, which were valued at $338,350, has been included in additional paid-in capital. The fair value of the warrant issued in connection with the Credit Agreement, which was estimated to be $33,700, has been capitalized as a deferred financing fee and included in prepaids and other current assets (see Note 7).

        During 1999, the Company issued options to purchase 25,000 shares of common stock to a consultant. The fair value of these options, which was estimated to be $68,735, has been capitalized as software (see Note 7).

9. Leasing Arrangements:

        The Company leases its facilities and certain computer equipment under non-cancelable leases for terms ranging from two to five years with certain renewal options.Future minimum lease payments are as follows:

	Capital	Operating
For the year ended December 31,	Leases	Leases

2000	$ 449,068	$ 379,043
2001	226,481	274,171
2002	--	195,008
2003	--	180,000
2004 and thereafter	--	150,000

Total minimum lease payments	$ 675,549	$1,178,222

Less amounts representing interest	58,242

Present value of net minimum payments under capital leases	$617,307
Less current portion	400,815

	$ 216,492

        Rent expense paid for operating leases was approximately $14,000, $33,600 and $174,500 for the period from June 17, 1997 to December 31, 1997 and the years ended December 31, 1998 and 1999, respectively.

        During 1999, the Company issued warrants to purchase an aggregate of 7,000 shares of common stock, with exercise prices ranging from $2 to $4 per share and a term of five years, in connection with certain capital leases (see Note 7). The related charge has been offset against the capital lease obligations and will be amortized over the life of the respective leases.

10.  Commitments and Contingencies:

    Employment Agreements:

        The Company has entered into employment agreements with certain executives, officers and key personnel. As of December 31, 1999, the Company was committed to aggregate minimum payments under the employment agreements of $237,500 for the year 2000.

    Advertising Commitments:

        In certain of the licensing agreements the Company has with its customers, the Company has agreed to purchase advertising space to either re-sell or to promote its platform. The Company believes that these purchases are separate from the licensing agreements and that both transactions are recorded at fair value. For the year ended December 31, 1999, related licensing revenues and advertising expenses recognized were $354,225 and $846,891, respectively.

        The aggregate minimum payments under these agreements are as follows:

For the years ended December 31,

2000	$1,949,000
2001	860,500
2002	5,000

$ 2,814,500

        The Company has also issued warrants in connection with certain of these licensing agreements (see Note 7).

11. Related Party Transactions:

        During the period from June 17, 1997 to December 31, 1997 and the years ended December 31, 1998 and 1999, the Company paid approximately $0, $120,342 and $500,431, respectively, to a company owned by a shareholder and director of the Company. This entity serves as the Company's Internet service provider as well as a vendor of computer hardware. At December 31, 1998 and 1999, the Company had accounts payable due to this company of $29,023 and $53,203, respectively.

12. Earnings Per Share:

        Earnings per share are computed as follows:

	Period from
	June 17, 1997
	through	Year ended December 31,
	December 31,
	1997	1998	1999
Net loss applicable to common shareholders	$ (275,413)	$ (953,854)	$(8,814,117)

Weighted average common stock outstanding	6,055,346	7,343,070	9,288,892
Basic and diluted earnings per share	$ (0.05)	$ (0.13)	$ (0.95)

        Redeemable convertible preferred stock convertible into 1,503,013 shares of common stock in the year ended December 31, 1999 is not included in the earnings per share computation because the effect of its inclusion would be anti-dilutive. Options and warrants to purchase 625,000 and 4,091,520 shares of common stock in the years ended December 31, 1998 and 1999, respectively, and a warrant to purchase redeemable convertible preferred stock which is convertible into 210,000 shares of common stock in the year ended December 31, 1999, were not included in the earnings per share computation because the effect of their inclusion would be anti-dilutive.

13.  Subsequent Events (Unaudited):

    Shareholders' Equity:

        From January 1, 2000 to February 11, 2000, the Company issued 1,054,617 shares of the Series E redeemable convertible preferred stock at $6.50 per share.

        From January 1, 2000 to March 1, 2000, the Company granted options to purchase 1,471,977 shares of common stock to employees and options to purchase 63,585 shares of common stock to consultants under the Company's 1998 Stock Option Plan. During this period the Company also issued two warrants to purchase a total of 25,000 shares of common stock to customers in connection with licensing agreements.

        On Ferbuary 15, 2000, the Board of Directors authorized an increase to the number of shares for which options may be granted under the 1998 Stock Option Plan from 4,500,000 to 6,500,000. On March 15, 2000, the Board of Directors amended the Company's Articles of Incorporation to increase the number of shares of its common stock from 20,000,000 to 150,000,000 and the number of shares of its preferred stock from 5,000,000 to 15,000,000

        Subsequent to the issuance of the Series E redeemable convertible preferred stock, the Company designated and issued 1,000,000 shares of Series F redeemable convertible preferred stock at $12.75 per share.

    Acquisition:

        On April 7, 2000, the Company signed an agreement to acquire all of the outstanding stock of iPing, Inc. (iPing), a company engaged in the business of delivering time-sensitive and event-triggered information. In exchange for all of the outstanding stock of iPing, Inc., the Company will issue 1,557,753 shares of its common stock. In addition, the Company will issue options and warrants to purchase an aggregate of 242,247 shares of its common stock to the option and warrant holders of iPing, and the Company will pay cash of $1,913,750 to certain preferred shareholders of iPing. As a condition precedent to closing, iPing must have a minimum cash balance of $2,000,000 at closing to fund this payment. The acquisition has been valued at approximately $24.9 million.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of iPing, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit), and cash flows present fairly, in all material respects, the financial position of iPing, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from April 22, 1998 (inception) to December 31, 1998, the year ended December 31, 1999 and the period from April 22, 1998 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 25, 2000

iPing Inc.

(A Development Stage Company)

Balance Sheets

	December 31,

	1998	1999
Assets
Current assets:
Cash and cash equivalents	$ 81,441	$ 958,783
Prepaid expenses and other current assets	--	14,000

Total current assets	81,441	972,783
Property and equipment, net	52,135	306,927
Noncurrent assets	4,112	33,622

Total assets	$ 137,688	$1,313,332

Liabilities, Redeemable Convertible Preferred Stock
and Shareholders' Equity (Deficit)
Current liabilities:
Current portion of capital lease	14,529	12,745
Accounts payable	--	267,128
Accrued expenses	32,611	44,335

Total current liabilities	47,140	324,208
Long-term capital lease	12,745	--
Total liabilities	59,885	324,208

Redeemable convertible preferred stock	--	1,913,750

Shareholders' equity (deficit):
Common stock $.001 par value, 10,000,000 and 25,000,000 shares authorized, 9,500,000 and 10,000,000 shares issued and outstanding, respectively	9,500	10,000
Additional paid-in capital	153,000	1,617,500
Deficit accumulated during the development stage	(84,697)	(2,552,126)

Total shareholders' equity (deficit)	77,803	(924,626)

Total liabilities, redeemable convertible preferred stock and shareholders' equity (deficit)	$ 137,688	$ 1,313,332

The accompanying notes are an integral part of these financial statements.

iPing Inc.

(A Development Stage Company)

Statements of Operations

		For the year	Inception
	April 22, 1998	ended	through
	December 31,	December 31,	December 31,
	1998	1999	1999
Revenues	--	--	--
Costs and expenses:
Cost of revenues	$ 4,592	$ 75,581	$ 80,173
Sales and marketing	10,250	641,739	651,989
Research and development	14,499	418,105	432,604
General and administrative	55,356	1,286,672	1,342,028

Total costs and expenses	84,697	2,422,097	2,506,794

Loss from operations	(84,697)	(2,422,097)	(2,506,794)
Interest income, net	--	5,190	5,190

Net loss	$(84,697)	$(2,416,907)	$(2,501,604)

Accretion of redeemable convertible preferred stock to redemption value	--	(50,522)	(50,522)

Net loss applicable to common shareholders	$(84,697)	$(2,467,429)	$(2,552,126)

The accompanying notes are an integral part of these financial statements.

iPing Inc.

(A Development Stage Company)

Statements of Redeemable Convertible Preferred Stock and Shareholders' Equity (Deficit)

	Redeemable Convertible Preferred Stock		Shareholders' Equity (Deficit)

						Accumulated
						Deficit during
			Common Stock		the	Total
					Additional	Development	Shareholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Stage	Equity (Deficit)
Founders contribution			9,000,000	$9,000	$3,500		$12,500
Sale of common stock at $.30 per share (April 1998)			500,000	500	149,500		150,000
Net loss for the period from inception to December 31, 1998						$(84,697)	(84,697)

Balance at December 31, 1998	--	--	9,500,000	9,500	153,000	(84,697)	77,803
Sale of Series A common stock at $.30 per share (March 1999)			500,000	500	149,500		150,000
Sale of Series A preferred stock at $.75 per share, net of stock issuance costs of $50,522 (August 1999)	2,551,667	$1,863,228
Nonemployee and employee stock and warrant compensation expense					1,315,000		1,315,000
Accretion of redeemable convertible preferred stock to redemption value		50,522				(50,522)	(50,522)
Net loss for the year						(2,416,907)	(2,416,907)

Balance at December 31, 1999	2,551,667	1,913,750	10,000,000	$10,000	$1,617,500	$(2,552,126)	$(924,626)

The accompanying notes are an integral part of these financial statements.

iPing Inc.

(A Development Stage Company)

Statements of Cash Flows

	Inception	For the year	Inception
	through	ended	through
	December 31,	December 31,	December 31,
	1998	1999	1999

Cash flows from operating activities:
Net loss	$(84,697)	$(2,416,907)	$(2,501,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,816	59,064	70,880
Noncash compensation expense		1,315,000	1,315,000
Changes in assets and liabilities:
Prepaid expenses	--	(14,000)	(14,000)
Increase in noncurrent asset	(4,112)	(29,510)	(33,622)
Accounts payable and accrued expenses	32,611	278,852	311,463

Net cash used in operating activities	(44,382)	(807,501)	(851,883)

Cash flows from investing activities:
Purchase of property and equipment	(33,935)	(313,856)	(347,791)

Net cash used in investing activities	(33,935)	(313,856)	(347,791)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	162,500	150,000	312,500
Proceeds from issuance of redeemable convertible preferred stock, net	--	1,863,228	1,863,228
Payments on capital leases	(2,742)	(14,529)	(17,271)

Net cash provided by financing activities	159,758	1,998,699	2,158,457

Net increase in cash and cash equivalents	81,441	877,342	958,783
Cash and cash equivalents, beginning of period	--	81,441	--

Cash and cash equivalents, end of period	$81,441	$958,783	$958,783

Supplemental disclosure:
Capital lease	$30,016	$ --	$30,016
Cash paid during year for interest	$234	$1,661	$1,895

The accompanying notes are an integral part of these financial statements.

iPing Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 1998 and 1999

1. Organization and Liquidity

        iPing Inc. (the Company), which was incorporated on April 22, 1998, is a development stage company, as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," engaged in the business of delivering time-sensitive and event triggered information through a variety of Web-based platforms.

        The Company has incurred losses since inception because substantially all efforts have been directed toward product research and development, marketing and raising capital. The Company has no revenues to date and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the ability to generate revenues, and the need to obtain adequate additional financing necessary to fund the development and marketing of its product and customer acceptance.

        The Company has funded its operations since inception through equity investments from shareholders.

2. Summary of Significant Accounting Policies

Cash and cash equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Property and equipment

        Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded. Depreciation and amortization are computed using an accelerated method, based on the estimated useful life of five years.

Research and development

        Research and development costs are expensed as incurred.

Concentrations of credit risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Income taxes

        Deferred taxes are determined based on the liability method. The liability method provides that deferred tax balances are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax liabilities or assets at the end of each period are determined using the tax rate enacted under the current tax law. The measurement of net deferred tax assets is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized, and a corresponding valuation allowance is established.

Stock-based compensation

        Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and amortized over the vesting period. All transactions with other than employees, in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensations" (SFAS 123) (see Note 7).

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. Property and Equipment

        Property and equipment consist of the following:

	December 31,

	1998	1999

Office equipment	$ 16,933	$ 215,366
Furniture and fixtures	--	44,811
Leasehold improvements	--	18,005
Capitalized software purchased	8,501	59,608
Assets under capital lease	30,016	30,016

	55,450	367,806
Less accumulated depreciation	(3,315)	(60,879)

Total property and equipment	$ 52,135	$ 306,927

4. Capital Leases

        Capitalized lease obligations at December 31, 1999 are as follows:

Amounts due through December 31, 2000	$ 13,215
Less amount representing interest	470

Present value of net minimum lease payments	$ 12,745

5. Income Taxes

        The significant components of deferred tax assets at December 31, 1998 and 1999 are as follows:

	1998	1999

Deferred tax assets:
Federal and state tax loss carryforward	$32,000	$ 950,000
Valuation allowance	(32,000)	(950,000)

Net deferred tax asset	--	--

        A valuation allowance was established against the Company's net deferred tax asset due to the Company's lack of earnings history and, accordingly, uncertainty as to the realization of the asset.

        At December 31, 1999, the Company had a net operating loss carryforward of approximately $2,500,000 expiring through 2018, if not utilized. The loss carryforwards are available to offset future taxable income of the Company, if any.

        The Company's ability to utilize its net operating loss carryforwards may be subject to annual limitations as a result of prior or future changes in ownership and state tax law.

6. Redeemable Convertible Preferred Stock

        As of December 31, 1999, the Company has authorized 10,000,000 shares of preferred stock.

        In August 1999, the Company designated and issued 2,551,667 shares of Series A Preferred Stock for total gross proceeds of $1,913,750. The shares were issued at $0.75 per share. The Company incurred $50,522 of stock issuance costs in connection with preferred stock issued in 1999.

        The Series A Preferred Stock is subject to mandatory redemption requirements under certain limited circumstances as defined in the Company's restated certificate of incorporation. Those circumstances include a merger or consolidation involving the Company in which the Company is not the surviving entity. Should a redemption event occur, each share could be redeemed at its liquidation value.

        The preferred shareholders are not entitled to any dividends. In the event of a liquidation, the holders would be entitled to be paid out of the assets of the Company available to its shareholders in an amount equal to $0.75 per share. The holders are entitled to the number of votes equal to the whole number of shares of common stock in which the Series A shares are convertible.

        The Series A shares are convertible at the option of the holder into shares of common stock by dividing $0.75 into the conversion price in effect at the time of the conversion. The conversion price is initially set at $0.75, but is subject to adjustments to ensure that the amount of shares that the holders could obtain upon conversion would not be diluted if the Company alters its capital structure for stock issuances, splits, etc.

        Upon the consummation of an initial public offering in which the sale price per share of common stock is in excess of $2.25 and gross proceeds to the Company are at least $20,000,000, all of the outstanding Series A shares shall automatically convert into shares of common stock at the conversion price at the time of the offering.

7. Shareholders' Equity (Deficit)

Common Stock

        On April 22, 1998, 9,000,000 shares of common stock were issued to founders of the Company. An additional 500,000 shares of common stock were issued in August 1998 for $0.30 per share. Proceeds from these issuances were $162,500.

        In March 1999, the Company sold an additional 500,000 shares of common stock for total proceeds of $150,000. The shares were issued in 1999 at $0.30 per share.

Stock Options

        In 1999, the Company adopted the 1999 Stock Incentive Plan. The plan provides for the granting of incentive stock options (ISOs) and non-qualified stock options (NQSOs) to purchase 2,000,000 shares of the Company's common stock to all employees, directors, or consultants. For employees who own stock representing more than 10 percent of the voting stock of the Company, the option price for ISOs will not be less than 110 percent of fair market value per share on the date the option is granted. For all other employees, the option price for ISOs shall not be less than 100 percent of the fair market value per share on the date of the grant. The option price of a NQSO shall not be less than 85 percent of the fair market value per share on the date the option is granted.

        The Plan is administered by the Board of Directors or a committee designated by the Board. The Board of Directors determines the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and for ISOs, in certain instances, may not exceed five years.

        Compensation expense of approximately $312,000 has been recognized in 1999 for certain options which were granted to employees at below the estimated fair value at the time of grant and which vested immediately. The Company also recognized compensation expense of $403,000 for stock options granted to non-employees in connection with consulting services provided.

        If compensation expense had been determined based on the fair value of the options at the grant date, for those options for which no compensation expense has been recognized, consistent with the method of SFAS 123, the Company's net loss applicable to common shareholders for the year ended December 31, 1999 would have been:

Net Loss

As reported	$2,467,429
Pro forma	$2,592,364

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model. The following weighted average assumptions were used for grants in 1998: expected volatility 120%, risk-free interest rate of 5.84%, dividend yield of 0%, and expected life of five years. The weighted average remaining contractual life of the options is five years.

Stock options

        A summary of the stock options outstanding as of December 31, 1999 and changes during the year is presented below:

		Weighted
		Average
	Number of	Exercise
	Options	Price
Options outstanding -- beginning of year	--	--
Granted	1,360,500.37
Exercised	--	--

Options outstanding -- end of year	1,360,500.37

Warrants

        On August 24, 1999 an officer of the Company obtained a warrant to purchase 200,000 shares of common stock from each of the two shareholders of the Company. These warrants vest immediately and expire on September 22, 2006. The exercise price of the warrants is $0.15. On December 1, 1999, the number of shares that could be purchased from each shareholder under the warrants was increased to 500,000 shares. The Company recognized related compensation expense of $600,000 in 1999.

8. Commitments and Contingencies

Operating leases

        The Company has entered into noncancelable operating leases for its office facility and certain equipment. The lease on the office facility begins in September 1999 and is for an initial term of five years.

        The future minimum rental commitments as of December 31, 1999 are as follows:

Fiscal Year

2000	$ 171,422
2001	176,500
2002	179,568
2003	184,955
2004	141,814

        Total rental expense for operating leases for the year ended December 31, 1999 is approximately $16,162.

9. Related Party Transactions

        During the period ended December 31, 1998 and the year ended December 31, 1999, the Company has accrued expenses amounting to $27,020 and $43,260, respectively, for the repayment to officers for equipment purchased on behalf of the Company.

10. Subsequent Events (Unaudited)

Redeemable Convertible Preferred Stock

        On March 20, 2000, the Company designated 2,000,000 shares of Series B Preferred Stock. The Company subsequently sold approximately 1,330,000 shares of Series B Preferred Stock at $2.50 a share.

        The Series B Preferred Stock is subject to mandatory redemption requirements under certain limited circumstances as defined in the Company's restated certificate of incorporation. Those circumstances include a merger or consolidation involving the Company in which the Company is not the surviving entity. Should a redemption event occur, each share could be redeemed at its liquidation value.

        The preferred shareholders are not entitled to any dividends. In the event of liquidation, the holders would be entitled to be paid out of the assets of the Company available to its shareholders at an amount equal to $2.50 a share. The holders are entitled to the number of votes equal to the whole number of shares of common stock in which the Series B shares are convertible.

        The Series B shares are convertible at the option of the holder into shares of Common Stock by dividing $2.50 into the conversion price in effect at the time of the conversion. The conversion price is initially set at $2.50, but is subject to adjustments to ensure that the amount of shares that the holders could obtain upon conversion would not be diluted if the Company alters its capital structures for stock issuances, splits, etc.

        Upon the consummation of an initial public offering of which the sale price per share of common stock is in excess of $5.00 and gross proceeds to the Company are at least $10,000,000, all of the outstanding Series B shares shall automatically convert into shares of common stock.

Sale of the Company

        On April 7, 2000, the Company signed an agreement to sell all of its outstanding stock to eCal Corporation (eCal) for 1,557,753 shares of eCal's common stock. In addition, eCal will issue options and warrants to purchase an aggregate of 242,247 shares of eCal's common stock to the option and warrant holders of the Company and eCal will pay cash of $1,913,750 to the Company's Series A preferred shareholders. As a condition precedent to closing, the Company must have a minimum cash balance of $2,000,000 at closing to fund this payment.

[inside back cover artwork]

A graphic with the logos of eCal's clients, the eCal logo and the words "Virtually EverywhereSM".

                        , 2000

[LOGO for:]

eCal Corporation

____________ Shares of Common Stock

PROSPECTUS

Donaldson, Lufkin & Jenrette

U.S. Bancorp Piper Jaffray

C.E. Unterberg, Towbin

Jefferies & Company, Inc.

DLJdirect Inc.

Prospective investors may rely only on information contained in this prospectus. Neither eCal nor any underwriter has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until ______________, 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses, other than the underwriting discounts, expected to be incurred in connection with the issuance and distribution of the shares of common stock being registered, all of which are being paid by eCal. All of such expenses are estimates, other than the fees payable to the Securities and Exchange Commission, the National Association
of Securities Dealers, Inc. ("NASD") and the Nasdaq National Market.

         SEC Filing Fee...........................................       $19,800
         NASD Filing Fee..........................................       $ 8,000
         Nasdaq National Market Listing Fee.......................          *
         Printing and Engraving Expenses..........................          *
         Legal Fees and Expenses..................................          *
         Accounting Fees and Expenses.............................          *
         Blue Sky Fees and Expenses...............................          *
         Transfer Agent Fees......................................          *
         Miscellaneous............................................          *
                Total.............................................          *

---------------------
* To be completed by amendment

Item 14. Indemnification of Directors and Officers

         Subchapter D (Sections 1741 through 1750) of Chapter 17 of the
Pennsylvania Business Corporation Law of 1988 (the PBCL), contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively Representatives) and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a
Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

                                      II-1

         Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section
1741 or 1742.

         Section 1744 provides that unless ordered by a court, any
indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a
Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding;
if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel, or by the shareholders.

         Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the
Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter
17 of the PBCL shall not be deemed exclusive of any other rights to which a
Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

         Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter
17 of the PBCL.

         Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.

         Article VII of our bylaws provides indemnification to directors and officers for all actions taken by them and for all failures to take action to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of eCal), whether civil, criminal, administrative, investigative or through arbitration. Article
VII also permits us, by action of our board, to indemnify officers, employees and other persons to the same extent as directors. Amendments, repeals or modifications of Article VII can only be prospective, and such changes require the affirmative vote of not less than all of the directors then serving or the holders of a majority of the outstanding shares of stock entitled to vote in elections of directors. Article VII further permits us to maintain insurance, at our expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law.

                                      II-2

Item 15. Recent Sales of Unregistered Securities

         Since its inception in June 1997, the registrant has issued unregistered securities to a limited number of persons as described below:

         a.   In June and August 1997, the registrant issued 5,750,000 shares of its common stock to its founders.

         b.   In June 1997, the registrant sold 555,555 shares of common stock to an investor for $100,000.

         c.   Between October 1997 and June 1998, the registrant sold an aggregate of 1,000,000 shares of common stock to several
              investors for an aggregate purchase price of $500,000.

         d.   In June 1998, the registrant issued a note in the principal amount of $25,000, which was subsequently converted into 20,000 shares of common stock. See paragraph "f" below.

         e.   In August 1998, the registrant issued to two individuals 10%
              convertible subordinated notes in the aggregate principal amount of $100,000. These notes were converted into an aggregate of
              153,333 shares of common stock on December 31, 1999. See
              paragraph "w" below.

         f.   Between September 1998 and February 1999, the registrant sold an aggregate of 1,000,000 shares of common stock to several
              investors for an aggregate purchase price of $1,250,000. As part of this sale, in December 1998, one investor purchased 20,000 shares of common stock by converting the outstanding principal of
              $25,000 on his note.

         g.   In February 1999, in three transactions, the registrant sold an aggregate of 98,000 shares of common stock to three investors for an aggregate purchase price of $122,500.

         h.   Between March 1999 and May 1999, the registrant sold an aggregate of 750,000 shares of common stock to several investors for an aggregate purchase price of $1,500,000.

         i.   In March 1999, the registrant issued to MicroTech Leasing a warrant to purchase up to 6,000 shares of common stock at an exercise price of $2.00 per share.

         j.   In March 1999, the registrant issued to Progress Bank a warrant to purchase up to 20,000 shares of common stock at an exercise price of $2.00 per share.

         k.   In May 1999, the registrant sold an aggregate of 12,500 shares of its common stock to several investors for an aggregate purchase price of $25,000.

         l.   Between May and June of 1999, the registrant sold an aggregate of
              350,000 shares of common stock to several investors for an aggregate purchase price of $700,000.

         m.   In June 1999, the registrant sold an aggregate of 475,000 shares of its Series A and B convertible preferred stock to an investor for an aggregate purchase price of $1,500,000. As part of the same transaction, the registrant issued to the investor a warrant to purchase up to 25,000 shares of common stock at an exercise price of $3.00 per share.

                                      II-3

         n.   In June 1999, the registrant issued to Infoseek a warrant to purchase up to 199,572 shares of common stock at an exercise price of $3.00 per share.

         o.   In August 1999, the registrant sold an aggregate of 475,000 shares of its Series C convertible preferred stock to an investor for an aggregate purchase price of $1,900,000.

         p.   In August 1999, the registrant issued to ZDNet a warrant to purchase up to 210,000 shares of Series D convertible preferred stock at an exercise price of $3.00 per share.

         q.   In September 1999, the registrant issued to MicroTech Leasing a warrant to purchase up to 1,000 shares of common stock at an exercise price of $4.00 per share.

         r.   Between November and December 1999, through two separate private placements, the registrant issued and sold an aggregate of
              600,000 shares of common stock to several investors for an aggregate purchase price of $3,900,000.

         s.   Between November 1999 and January 2000, the registrant sold an aggregate of 1,515,963 shares of Series E convertible preferred stock to several investors for an aggregate purchase price of
              $9,853,759.50.

         t.   In November 1999, the registrant issued to Sun VC Ltd. a warrant to purchase up to 50,000 shares of common stock at an exercise price of $6.50 per share.

         u.   In December 1999, an employee of registrant exercised stock options to purchase 6,250 shares of common stock for an aggregate exercise price of $12,500.

         v.   In December 1999, a director of registrant exercised stock options to purchase 45,000 shares of common stock for an
              aggregate exercise price of $450.

         w.   In December 1999, two investors converted the outstanding
              principal and interest on their 10% convertible subordinate notes into an aggregate of 153,333 shares of common stock.

         x.   In February 2000, an employee of registrant exercised stock options to purchase 208 shares of common stock for an aggregate exercise price of $416.

         y.   In February 2000, an employee of registrant exercised stock options to purchase 7,500 shares of common stock for an aggregate exercise price of $15,000.

         z.   In February 2000, the registrant issued to USA.NET, Inc. a warrant to purchase up to 100,000 shares of common stock at an exercise price of $6.50 per share.

         aa.  In February 2000, the registrant issued to Liveuniverse.com, Inc.
              a warrant to purchase up to 5,000 shares of common stock at an exercise price of $6.50 per share.

         bb.  In February 2000, the registrant issued to OfficeMax, Inc. a warrant to purchase up to 20,000 shares of common stock at an exercise price of $6.50 per share.

         cc.  In March 2000, an employee of registrant exercised stock options to purchase 1,500 shares of common stock for an aggregate
              exercise price of $1,875.

         dd.  In April 2000, the registrant sold an aggregate of 1,000,000 shares of its Series F convertible preferred stock to several investors for an aggregate purchase price of $12,750,000.

                                      II-4

         None of the foregoing transactions involved any underwriters, underwriting discounts, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities
Act of 1933 by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to resale or in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

         (a) Exhibits

Exhibit No.    Exhibit
-----------    -------
1*             Form of underwriting agreement

3.1*           Articles of Incorporation of eCal Corporation

3.2*           Bylaws of eCal Corporation

4.1*           Form of specimen common stock certificate of eCal Corporation

5*             Opinion of Cozen and O'Connor

10.1           eCal Corporation 1998 Stock Option Plan

10.2*          eCal Corporation 2000 Equity Compensation Plan

10.3           Employment Agreement by and between eCal Corporation and Richard
               Rasansky, dated as of January 1, 2000

10.4           Employment Agreement by and between eCal Corporation and William
               J. Conners, Jr., dated November 23, 1998

10.5           Employment Agreement by and between eCal Corporation and Leet
               Denton, dated August 29, 1997

10.6           Employment Agreement by and between eCal Corporation and Richard
               W. Liebman, dated October 16, 1998

10.7           Form of Director's Indemnification Agreement

10.8*          Registration Rights Agreement

10.9*          Office lease (Philadelphia)

10.10*         Puma Technologies, Inc. License Agreement dated January 19, 1999

                                      II-5

10.11*         Xand Technologies, Inc., formerly known as CUBE Computer
               Corporation, hosting services agreement

10.12*         Progress Bank Commercial Security Agreement

10.13*         Form of Common Stock Purchase Agreement

21*            Subsidiaries of eCal Corporation

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of PricewaterhouseCoopers LLP

23.3*          Consent of Cozen and O'Connor (contained in its opinion filed as
               Exhibit 5)

24             Power of Attorney (included on signature pages)

27             Financial Data Schedule

* To be filed by Amendment

         (b) Financial Statement Schedules

Schedule II - Valuation of Qualifying Accounts

Item 17. Undertakings

         We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

         (2) For the purpose of determining any liability under the Securities
             Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      II-6

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, eCal
Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia,
Pennsylvania, on April 10, 2000.

                                            ECAL CORPORATION

                                            By: /s/ Richard A. Rasansky
                                                -------------------------------
                                                Name: Richard A. Rasansky
                                                Title: President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Richard A.
Rasanksy and Richard W. Liebman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange
Commission any and all amendments and post-effective amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) under the Securities Act of
1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                        Capacity                            Date
---------                        --------                            ----

/s/ Richard A. Rasansky          Chairman, President, Chief      April 10, 2000
---------------------------      Executive Officer and Director
Richard A. Rasansky              (Principal Executive Officer)

/s/ Richard W. Liebman           Chief Financial Officer and     April 10, 2000
---------------------------      Senior Vice President
Richard W. Liebman               (Principal Financial and
                                 Accounting  Officer)

/s/ Lee S. Weinstein             Director                        April 10, 2000
---------------------------
Lee S. Weinstein, M.D.

/s/ Paul Nadel                   Director                        April 10, 2000
---------------------------
Paul Nadel

/s/ John Malloy                  Director                        April 10, 2000
---------------------------
John Malloy

/s/ Steve Hochberg               Director                        April 10, 2000
---------------------------
Steve Hochberg

                                      II-7

REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of eCal Corporation:

Our audits of the financial statements of eCal Corporation referred to in our report dated March 3, 2000 appearing in this Form S-1 also included an audit of the financial statement schedule on page S-2 of this Form S-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 3, 2000

eCal Corporation

Schedule II -- Valuation of Qualifying Accounts

	Balance at			Balance at
	beginning			end of
	period	Additions	Deductions	period
Allowance for doubtful accounts:
Year ended December 31, 1999	$ --	$40,000(1)	$2,000(3)	$38,000
Valuation Allowance for Deferred Tax Assets:
Period from June 17, 1997 through December 31, 1997	--	117,000(2)	--	117,000
Year ended December 31, 1998	117,000	380,000(2)	--	497,000
Year ended December 31, 1999	497,000	3,659,000(2)	--	4,156,000

(1) Charged to General and administrative

(2) Charged against income tax benefit

(3) Uncollectible accounts written off, net of recoveries.

                                  EXHIBIT INDEX

Exhibit No.                          Exhibit
-----------                          -------
1*             Form of underwriting agreement

3.1*           Articles of Incorporation of eCal Corporation

3.2*           Bylaws of eCal Corporation

4.1*           Form of specimen common stock certificate of eCal Corporation

5*             Opinion of Cozen and O'Connor

10.1           eCal Corporation 1998 Stock Option Plan

10.2*          eCal Corporation 2000 Equity Compensation Plan

10.3           Employment Agreement by and between eCal Corporation and Richard
               Rasansky, dated as of January 1, 2000

10.4           Employment Agreement by and between eCal Corporation and William
               J. Conners, Jr., dated November 23, 1998

10.5           Employment Agreement by and between eCal Corporation and Leet
               Denton, dated August 29, 1997

10.6           Employment Agreement by and between eCal Corporation and Richard
               W. Liebman, dated October 16, 1998

10.7           Form of Director Indemnification Agreement

10.8*          Registration Rights Agreement

10.9*          Office lease (Philadelphia)

10.10*         Puma Technologies, Inc. License Agreement dated January 19, 1999

10.11*         Xand Technologies, Inc., formerly known as CUBE Computer
               Corporation, hosting services agreement

10.12*         Progress Bank Commercial Security Agreement

10.13*         Form of Common Stock Purchase Agreement

21*            Subsidiaries of eCal Corporation

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of PricewaterhouseCoopers LLP

23.3*          Consent of Cozen and O'Connor (contained in its opinion filed as
               Exhibit 5)

24             Power of Attorney (included on signature pages)

27             Financial Data Schedule

------
* To be filed by Amendment